Exhibit 4(e)

                               $100,000,000

                             CREDIT AGREEMENT

                                   AMONG

                           LUBY'S CAFETERIAS, INC.

                              CERTAIN LENDERS

                                    AND

            NATIONSBANK OF TEXAS, N.A., AS ADMINISTRATIVE LENDER



                              February 27, 1996

                             TABLE OF CONTENTS

                                                                          Page

                                 ARTICLE 1

                                Definitions

Section 1.1      Defined Terms. . . . . . . . . . . . . . . . . . . . . . .  1
Section 1.2      Amendments and Renewals. . . . . . . . . . . . . . . . . . 15
Section 1.3      Construction . . . . . . . . . . . . . . . . . . . . . . . 15

                                 ARTICLE 2

                         Revolving Credit Advances

Section 2.1      Revolving Credit Advances. . . . . . . . . . . . . . . . . 15
Section 2.2      Manner of Borrowing and Disbursement . . . . . . . . . . . 16
Section 2.3      Interest . . . . . . . . . . . . . . . . . . . . . . . . . 17
        (a)      On Base Rate Advances. . . . . . . . . . . . . . . . . . . 17
        (b)      On LIBOR Advances. . . . . . . . . . . . . . . . . . . . . 18
        (c)      Interest if No Notice of Selection of Interest Rate Basis  18
        (d)      Interest After an Event of Default . . . . . . . . . . . . 18
Section 2.4      Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
        (a)      Facility Fee . . . . . . . . . . . . . . . . . . . . . . . 19
        (b)      Other Fees . . . . . . . . . . . . . . . . . . . . . . . . 19
Section 2.5      Prepayment . . . . . . . . . . . . . . . . . . . . . . . . 19
        (a)      Voluntary Prepayments  . . . . . . . . . . . . . . . . . . 19
        (b)      Mandatory Prepayment . . . . . . . . . . . . . . . . . . . 19
        (c)      Prepayments, Generally . . . . . . . . . . . . . . . . . . 19
Section 2.6      Reduction of Commitment  . . . . . . . . . . . . . . . . . 20
        (a)      Voluntary Reduction  . . . . . . . . . . . . . . . . . . . 20
        (b)      Mandatory Reduction  . . . . . . . . . . . . . . . . . . . 20
        (c)      General Requirements . . . . . . . . . . . . . . . . . . . 20
Section 2.7      Non-Receipt of Funds by the Administrative Lender  . . . . 20
Section 2.8      Payment of Principal of Revolving Credit Advances  . . . . 21
        (a)      End of Interest Period . . . . . . . . . . . . . . . . . . 21
        (b)      Commitment Reduction . . . . . . . . . . . . . . . . . . . 21
        (c)      Maturity Date  . . . . . . . . . . . . . . . . . . . . . . 21
Section 2.9      Reimbursement  . . . . . . . . . . . . . . . . . . . . . . 21
Section 2.10     Manner of Payment  . . . . . . . . . . . . . . . . . . . . 21
Section 2.11     LIBOR Lending Offices  . . . . . . . . . . . . . . . . . . 22
Section 2.12     Sharing of Payments  . . . . . . . . . . . . . . . . . . . 22
Section 2.13     Calculation of Rates . . . . . . . . . . . . . . . . . . . 23
Section 2.14     Booking Loans  . . . . . . . . . . . . . . . . . . . . . . 23
Section 2.15     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . 23
Section 2.16     Letters of Credit  . . . . . . . . . . . . . . . . . . . . 26
        (a)      The Letter of Credit Facility  . . . . . . . . . . . . . . 26
        (b)      Request for Issuance . . . . . . . . . . . . . . . . . . . 27
        (c)      Drawing and Reimbursement  . . . . . . . . . . . . . . . . 27
        (d)      Increased Costs  . . . . . . . . . . . . . . . . . . . . . 28
        (e)      Obligations Absolute . . . . . . . . . . . . . . . . . . . 28
        (f)      Compensation . . . . . . . . . . . . . . . . . . . . . . . 29
        (g)      L/C Cash Collateral Account  . . . . . . . . . . . . . . . 30

                                 ARTICLE 3

                           Conditions Precedent

Section 3.1      Conditions Precedent to the Initial Revolving Credit
                 Advances and the Initial Letters of Credit   . . . . . . . 31
Section 3.2      Conditions Precedent to All Revolving Credit Advances
                 and Letters of Credit  . . . . . . . . . . . . . . . . . . 32

                                 ARTICLE 4

                      Representations and Warranties

Section 4.1      Representations and Warranties  . . . . . . . . . . . . .  34
        (a)      Organization; Power; Qualification. . . . . . . . . . . .  34
        (b)      Authorization . . . . . . . . . . . . . . . . . . . . . .  34
        (c)      Compliance with Other Loan Papers and Contemplated
                 Transactions. . . . . . . . . . . . . . . . . . . . . . .  34
        (d)      Licenses, etc.. . . . . . . . . . . . . . . . . . . . . .  35
        (e)      Compliance with Law . . . . . . . . . . . . . . . . . . .  35
        (f)      Title to Properties . . . . . . . . . . . . . . . . . . .  35
        (g)      Litigation. . . . . . . . . . . . . . . . . . . . . . . .  35
        (h)      Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .  35
        (i)      Financial Statements; Material Liabilities. . . . . . . .  35
        (j)      No Adverse Change . . . . . . . . . . . . . . . . . . . .  36
        (k)      ERISA . . . . . . . . . . . . . . . . . . . . . . . . . .  36
        (l)      Compliance with Regulations G, T, U and X . . . . . . . .  37
        (m)      Governmental Regulation . . . . . . . . . . . . . . . . .  37
        (n)      Absence of Default. . . . . . . . . . . . . . . . . . . .  38
        (o)      Investment Company Act. . . . . . . . . . . . . . . . . .  38
        (p)      Environmental Matters . . . . . . . . . . . . . . . . . .  38
        (q)      Certain Fees. . . . . . . . . . . . . . . . . . . . . . .  39
        (r)      Necessary Authorizations. . . . . . . . . . . . . . . . .  39
        (s)      Patents, Etc. . . . . . . . . . . . . . . . . . . . . . .  39
        (t)      Disclosure. . . . . . . . . . . . . . . . . . . . . . . .  39
        (u)      Solvency. . . . . . . . . . . . . . . . . . . . . . . . .  40
Section 4.2      Survival of Representations and Warranties, etc . . . . .  40

                                 ARTICLE 5

                            Business Covenants

Section 5.1      Maintenance of Property, Insurance, Accounting Practices,
                 Corporate Existence . . . . . . . . . . . . . . . . . . .  40
Section 5.2      Inspection of Properties and Books  . . . . . . . . . . .  41
Section 5.3      Merger and Sale of Assets . . . . . . . . . . . . . . . .  41
Section 5.4      Net Worth . . . . . . . . . . . . . . . . . . . . . . . .  42
Section 5.5      Contingent Liabilities  . . . . . . . . . . . . . . . . .  42
Section 5.6      Incurrence and Retention of Debt  . . . . . . . . . . . .  42
Section 5.7      Investments . . . . . . . . . . . . . . . . . . . . . . .  42
Section 5.8      Notice of Litigation  . . . . . . . . . . . . . . . . . .  43
Section 5.9      Leverage Ratio  . . . . . . . . . . . . . . . . . . . . .  43
Section 5.10     Liens . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Section 5.11     Accounting Changes  . . . . . . . . . . . . . . . . . . .  43
Section 5.12     Environmental Matters . . . . . . . . . . . . . . . . . .  43
Section 5.13     ERISA Compliance  . . . . . . . . . . . . . . . . . . . .  44
Section 5.14     Business  . . . . . . . . . . . . . . . . . . . . . . . .  44
Section 5.15     Debt  . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Section 5.16     Transactions with Affiliates  . . . . . . . . . . . . . .  45
Section 5.17     Use of Proceeds . . . . . . . . . . . . . . . . . . . . .  45
Section 5.18     Indemnity . . . . . . . . . . . . . . . . . . . . . . . .  45

                                 ARTICLE 6

                                Information

Section 6.1      Financial Statements and Other Reports by the Borrower. .  46
Section 6.2      Officer's Certificate . . . . . . . . . . . . . . . . . .  48

                                 ARTICLE 7

                                  Default

Section 7.1      Events of Default . . . . . . . . . . . . . . . . . . . .  48
Section 7.2      Remedies  . . . . . . . . . . . . . . . . . . . . . . . .  50

                                 ARTICLE 8

                         Changes in Circumstances

Section 8.1      LIBOR Basis Determination Inadequate  . . . . . . . . . .  51
Section 8.2      Illegality  . . . . . . . . . . . . . . . . . . . . . . .  51
Section 8.3      Increased Costs . . . . . . . . . . . . . . . . . . . . .  52
Section 8.4      Effect On Base Rate Advances  . . . . . . . . . . . . . .  53
Section 8.5      Capital Adequacy  . . . . . . . . . . . . . . . . . . . .  53

                                 ARTICLE 9

                          AGREEMENT AMONG LENDERS

Section 9.1      Agreement Among Lenders . . . . . . . . . . . . . . . . .  53
        (a)      Administrative Lender . . . . . . . . . . . . . . . . . .  53
        (b)      Replacement of Administrative Lender. . . . . . . . . . .  54
        (c)      Expenses. . . . . . . . . . . . . . . . . . . . . . . . .  54
        (d)      Delegation of Duties. . . . . . . . . . . . . . . . . . .  54
        (e)      Reliance by Administrative Lender . . . . . . . . . . . .  54
        (f)      Limitation of Administrative Lender's Liability . . . . .  55
        (g)      Liability Among Lenders . . . . . . . . . . . . . . . . .  55
        (h)      Rights as Lender. . . . . . . . . . . . . . . . . . . . .  55
Section 9.2      Lender Credit Decision  . . . . . . . . . . . . . . . . .  56
Section 9.3      Benefits of Article . . . . . . . . . . . . . . . . . . .  56

                                ARTICLE 10

                               Miscellaneous

Section 10.1     Notices . . . . . . . . . . . . . . . . . . . . . . . . .  56
Section 10.2     Expenses  . . . . . . . . . . . . . . . . . . . . . . . .  57
Section 10.3     Waivers . . . . . . . . . . . . . . . . . . . . . . . . .  57
Section 10.4     Determination by the Lenders Conclusive and Binding . . .  58
Section 10.5     Set-Off . . . . . . . . . . . . . . . . . . . . . . . . .  58
Section 10.6     Assignment  . . . . . . . . . . . . . . . . . . . . . . .  58
Section 10.7     Counterparts  . . . . . . . . . . . . . . . . . . . . . .  61
Section 10.8     Severability  . . . . . . . . . . . . . . . . . . . . . .  61
Section 10.9     Interest and Charges  . . . . . . . . . . . . . . . . . .  61
Section 10.10    Confidentiality . . . . . . . . . . . . . . . . . . . . .  61
Section 10.11    Headings  . . . . . . . . . . . . . . . . . . . . . . . .  62
Section 10.12    Amendment and Waiver  . . . . . . . . . . . . . . . . . .  62
Section 10.13    Exception to Covenants  . . . . . . . . . . . . . . . . .  62
Section 10.14    No Liability of Issuing Bank  . . . . . . . . . . . . . .  62
Section 10.15    GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . .  63
Section 10.16    WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . . . .  63
Section 10.17    ENTIRE AGREEMENT  . . . . . . . . . . . . . . . . . . . .  63

Schedules and Exhibits

Schedule 1:    LIBOR Lending Offices
Schedule 2:    Existing Litigation
Schedule 3:    Subsidiaries
Schedule 4:    Existing Investments
Schedule 5:    Existing Liens
Schedule 6:    Existing Debt
Schedule 7:    Investment Policy






Exhibit A:     Revolving Credit Note
Exhibit B:     Subsidiary Guaranty
Exhibit C:     Assignment Agreement

                             CREDIT AGREEMENT


     THIS CREDIT AGREEMENT is dated as of February 27, 1996, among LUBY'S CAFETERIAS, INC., a Delaware corporation ("Borrower"), the Lenders from time to time party hereto, and NATIONSBANK OF TEXAS, N.A., a national banking association, as administrative agent for the Lenders.

                                BACKGROUND

     The Borrower has requested that the Lenders make a credit facility available to the Borrower in the maximum principal amount of $100,000,000. The Lenders have agreed to provide the credit facility, subject to the terms and conditions set forth below.

     In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration hereby acknowledged, the parties hereto agree as follows:

                                 ARTICLE 1

                                Definitions

     Section 1.1    Defined Terms.  For purposes of this Agreement:

     "Administrative Lender" means NationsBank of Texas, N.A., a national banking association, as administrative agent for Lenders, or such successor administrative agent appointed pursuant to Section 9.1(b) hereof.

     "Affiliate" means any Person that directly or indirectly through one or more Subsidiaries Controls, or is Controlled By or Under Common Control with, the Borrower.

     "Agreement" means this Credit Agreement, as amended, modified, supplemented and restated from time to time.

     "Agreement Date" means the date of this Agreement.

     "Applicable Environmental Laws" means applicable laws pertaining to health or the environment, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended from time to time, "CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984 (as amended from time to time, "RCRA"), the Texas Water Code, and the Texas Solid Waste Disposal Act.

     "Applicable Law" means (a) in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person and its properties, including, without limiting the foregoing, all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party, and (b) in respect of contracts relating to interest or finance charges that are made or performed in the State of Texas, "Applicable Law" shall mean the laws of the United States of America, including without limitation 12 USC Sections 85 and 86, as amended from time to time, and any other statute of the United States of America now or at any time hereafter prescribing the maximum rates of interest on loans and extensions of credit, and the laws of the State of Texas, including, without limitation, Article 5069-1.04, Title 79, Revised Civil Statutes of Texas, 1925, as amended ("Art. 1.04"), and any other statute of the State of Texas now or at any time hereafter prescribing maximum rates of interest on loans and extensions of credit; provided that the parties hereto agree that the provisions of Chapter 15, Title 79, Revised Civil Statutes of Texas, 1925, as amended, shall not apply to Revolving Credit Advances, this Agreement, the Revolving Credit Notes or any other Loan Papers.

     "Applicable Margin" means (a) with respect to the Base Rate Advances, 0% per annum, (b) with respect to LIBOR Advances with Interest Periods of one, two, three or six months, 0.225% per annum, and (c) with respect to LIBOR Advances with Interest Periods of seven or fourteen days, 0.325% per annum.

     "Art. 1.04" has the meaning specified in the definition of "Applicable
Law."

     "Assignees" means any assignee of a Lender pursuant to an Assignment Agreement and has the meaning specified in Section 10.6 hereof.

     "Assignment Agreement" has the meaning specified in Section 10.6 hereof.

     "Authorized Officer" means any of the following officers of the Borrower:
Chairman of the Board or President.

     "Authorized Signatory" means such senior personnel of the Borrower as may be duly authorized and designated in writing by the Borrower to execute documents, agreements and instruments on behalf of the Borrower, and to request Revolving Credit Advances or Letters of Credit hereunder.

     "Base Rate Advance" means a Revolving Credit Advance which the Borrower requests to be made as a Base Rate Advance or which is reborrowed as a Base Rate Advance, in accordance with the provisions of Section 2.2 hereof.

     "Base Rate Basis" means, for any day, a per annum interest rate equal to the higher of (a) the sum of (i) 0.50% plus (ii) the Federal Funds Rate on such day plus (iii) the Applicable Margin, or (b) the sum of (i) the Prime Rate on such day plus (ii) the Applicable Margin. The Base Rate Basis shall be adjusted automatically as of the opening of business on the effective date of each change in the Prime Rate to account for such change.

     "Borrower" means Luby's Cafeterias, Inc., a Delaware corporation.

     "Business Day" means a day on which banks are open for the transaction of business in Dallas, Texas, and, with respect to any LIBOR Advance, in London, England.

     "Capital Stock" means, with respect to any Person, any capital stock, beneficial or partnership interests or other equivalent interests (regardless of how designated) of such Person and shares, interests, participations or other ownership interests (however designated) of any Person and any rights (other than debt securities convertible into corporate stock), warrants or options to purchase any of the foregoing.

     "Capitalized Lease Obligations" means that portion of any obligation of the Borrower or any Subsidiary as lessee under a lease which at the time would be required to be capitalized on a balance sheet prepared in accordance with GAAP.

     "Cash Equivalents" means (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States government or any agency thereof, (b) certificates of deposit, Eurodollar time deposits, overnight bank deposits and bankers' acceptances of, and retail repurchase agreements with, any bank having combined capital and surplus of at least $250,000,000 or any Lender, which deposits, bankers' acceptances or agreements have remaining terms or maturities of one year or less from the date of acquisition and (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Ratings Group, a Division of McGraw-Hill, Inc., a New York corporation, or P-l by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

     "Change of Control" means (a) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), is or becomes the "beneficial owner" (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable), except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock then outstanding of the Borrower normally entitled to vote in elections of directors, or (b) during any period of 24 consecutive months after February 27, 1996, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office.

     "Code" means the Internal Revenue Code of 1986, as amended, together with all regulations thereunder.

     "Commitment" means $100,000,000, as reduced pursuant to Section 2.6 hereof.

     "Consolidated Net Income" means, for any period, determined in accordance with GAAP, consolidated net income for such period.

     "Control" or "Controlled By" or "Under Common Control" means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); provided, however, that in any event any Person which beneficially owns, directly or indirectly, 5% or more (in number of votes) of the securities having ordinary voting power for the election of directors of a corporation shall be conclusively presumed to control such corporation.

     "Controlled Group" shall mean as of the applicable date, as to any Person, all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) which are under common control with such Person and which, together with such Person, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

     "Debt" of any Person means, at any date, without duplication, all obligations, contingent or otherwise, (a) of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) representing the balance deferred and unpaid of the purchase price of any property or services (other than accounts payable or other obligations arising in the ordinary course of business), if and to the extent any of the foregoing described in clauses (a), (b) and (c) would appear as a liability on the balance sheet of such Person, (d) of such Person in respect of bankers' acceptances, letters of credit or other similar instruments (or reimbursement obligations with respect thereto), (e) of such Person under Capitalized Lease Obligations, (f) all liabilities secured by a Lien on any asset of such Person to the extent of the value of such asset, whether or not such liability is an obligation of such Person, (g) all liability of others guaranteed by such Person (but only to the extent of such guarantees), (h) to the extent not otherwise included, obligations of such Person under currency risk-hedging agreements and Interest Rate Protection Agreements, (i) the liquidation preference and any mandatory redemption payment obligations of such Person in respect of Capital Stock of such Person, and (j) in the case of such Person, unfunded vested benefits under any Plan.

     "Debtor Relief Laws" means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar debtor relief laws affecting the rights of creditors generally from time to time in effect.

     "Default" means an Event of Default and/or any of the events specified in
Section 7.1, regardless of whether there shall have occurred any passage of time or giving of notice that would be necessary in order to constitute such event an Event of Default.

     "Default Rate" means a simple per annum interest rate equal to the lesser of (a) the Highest Lawful Rate, or (b) the sum of the Prime Rate plus three percent.

     "Determining Lenders" means, on any date of determination, any combination of the Lenders having at least 51% of the aggregate amount of the Revolving Credit Advances; provided, however, that if there are no Revolving Credit Advances outstanding hereunder, "Determining Lenders" shall mean any combination of Lenders whose Specified Percentages hereunder aggregate at least 51%.

     "EBITDA" means, for any period, determined in accordance with GAAP on a consolidated basis, the sum of (a) Operating Income, plus (b) nonrecurring, non-cash charges which decrease Operating Income, plus (c) depreciation and amortization, minus (d) nonrecurring credits which are included in Operating Income.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulation promulgated thereunder.

     "ERISA Event" means, with respect to the Borrower and its Subsidiaries,
(a) a Reportable Event (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under regulations issued under Section 4043 of ERISA), (b) the withdrawal of any such Person or any member of its Controlled Group from a Plan subject to Title IV of ERISA during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC,
(e) the failure to make required contributions which could result in the imposition of a lien under Section 412 of the Code or Section 302 of ERISA, or
(f) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the imposition of any liability under Title IV of ERISA other than PBGC premiums due but not delinquent under Section 4007 of ERISA.

     "Event of Default" means any of the events specified in Section 7.1, provided that any requirement for notice or lapse of time has been satisfied.

     "Existing Debt" means that Debt described on Schedule 6 hereto.

     "Existing Investments" means those Investments described on Schedule 4 hereto.

     "Existing Liens" means those Liens described on Schedule 5 hereto.

     "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of Dallas on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Lender on such day on such transactions as determined by Administrative Lender.

     "Fee Letter" has the meaning specified in Section 2.4(b) hereof.

     "Financial Letter of Credit" means any Letter of Credit issued under the Letter of Credit Facility which is a "financial guarantee - type standby letter of credit" as defined in Appendix A to 12 CFR Part 3 issued by the Office of the Comptroller of the Currency.

     "GAAP" means generally accepted accounting principles, set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, or their successors which are applicable in the circumstances as of the date in question (except as stated in the last sentence of this definition). The requisite that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period, except as otherwise required by the adoption of Statements by the Financial Accounting Standards Board. Notwithstanding the foregoing, each determination and computation with respect to financial covenants and ratios in this Agreement shall be made in accordance with GAAP as in effect on the Agreement Date.

     "Guaranty" or "Guaranteed", as applied to an obligation of another Person, means and includes (a) a guaranty, direct or indirect, in any manner, of any part or all of such obligation, and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation, including, without limiting the foregoing, any reimbursement obligations with respect to amounts which may be drawn by beneficiaries of outstanding letters of credit.

     "Guaranty Agreements" means the Subsidiary Guaranty and any other Guaranty executed by a Guarantor.

     "Guarantor" means each Restricted Subsidiary.

     "Highest Lawful Rate" means at the particular time in question the maximum rate of interest which, under Applicable Law, the Lenders are then permitted to charge on the Obligations. If the maximum rate of interest which, under Applicable Law, the Lenders are permitted to charge on the Obligations shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to the Borrower. For purposes of determining the Highest Lawful Rate under the Applicable Law of the State of Texas, the applicable rate ceiling shall be (a) the indicated rate ceiling described in and computed in accordance with the provisions of Section (a)(1) of Art. 1.04, or (b) if the parties subsequently contract as allowed by Applicable Law, the quarterly ceiling or the annualized ceiling computed pursuant to Section (d) of Art. 1.04; provided, however, that at any time the indicated rate ceiling, the quarterly ceiling or the annualized ceiling shall be less than 18% per annum or more than 24% per annum, the provisions of Sections (b)(1) and (2) of said Art. 1.04 shall control for purposes of such determination, as applicable.

     "Increased Advance Costs" has the meaning specified in Section 8.3 hereof.

     "Increased Letter of Credit Costs" has the meaning specified in
Section 2.16(d) hereof.

     "Indemnified Matters" has the meaning specified in Section 5.18 hereof.

     "Indemnitees" has the meaning specified in Section 5.18 hereof.

     "Interest Period" means (a) for any Base Rate Advance, the period beginning on the day the Advance was made and ending on the Maturity Date, and
(b) for any LIBOR Advance, the period beginning on the day such Advance is made and ending seven days (to the extent available), fourteen days (to the extent available), one, two, three or six months thereafter (as the Borrower shall select); provided, however, that all of the foregoing provisions relating to Interest Periods in respect of LIBOR Advances are subject to the following:

          (i) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless, with respect to a LIBOR Advance, the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

         (ii) any Interest Period with respect to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

        (iii) there shall be outstanding at any one time no more than five Interest Periods in the aggregate.

     "Interest Rate Protection Agreement" means an interest rate swap, cap, collar or similar interest rate protection agreement between the Borrower or any Restricted Subsidiary and other Person.

     "Investment" means, in one or a series of related transactions, any direct or indirect acquisition of all or substantially all assets of any Person, or any direct or indirect purchase or other acquisition of, or beneficial interest in, capital stock or other securities of any other Person, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution or transfer of property, assets or value to, or investment, in any other Person, including without limitation the incurrence or sufferance of Debt or the purchase of accounts receivable of any other Person that are not current assets or do not arise in the ordinary course of business.

     "Investment Policy" means that certain Investment Policy of the Borrower in effect on the Agreement Date as specified on Schedule 7 hereto.

     "Issuing Bank" means NationsBank of Texas, N.A. in its capacity as issuer of the Letters of Credit.

     "Lender" means each financial institution shown on the signature pages hereof so long as such financial institution maintains a Commitment or is owed any part of the Obligations (including the Administrative Lender in its individual capacity), and each Assignee that hereafter becomes party hereto pursuant to Section 10.6 hereof.

     "L/C Cash Collateral Account" has the meaning specified in Section 2.16(g) hereof.

     "L/C Related Documents" has the meaning specified in Section 2.16(e) hereof.

     "Letters of Credit" means letters of credit under the Letter of Credit Facility.

     "Letter of Credit Agreement" has the meaning specified in Section 2.16(b) hereof.

     "Letter of Credit Facility" means the amount of Letters of Credit the Issuing Bank may issue pursuant to Section 2.16(a) hereof.

     "Leverage Ratio" means, for any date of determination, the ratio of
(a) Total Debt as of the fiscal quarter immediately preceding the date of determination to (b) EBITDA, for the four consecutive fiscal quarters preceding the date of determination. For purposes of calculation of EBITDA, there shall be (a) included in EBITDA (without duplication) the EBITDA of any assets acquired during any such four fiscal quarters and (b) excluded from EBITDA the EBITDA of any asset disposed during any such four fiscal quarters.

     "LIBOR Advance" means a Revolving Credit Advance which the Borrower requests to be made as a LIBOR Advance or which is reborrowed as a LIBOR Advance, in accordance with the provisions of Section 2.2 hereof.

     "LIBOR Basis" means, with respect to each LIBOR Advance for each Interest Period, a rate per annum equal to the lesser of (a) the Highest Lawful Rate or
(b) the sum of the LIBOR Rate plus the Applicable Margin.

     "LIBOR Lending Office" means, with respect to a Lender, the office designated as its LIBOR Lending Office on Schedule 1 attached hereto, and such other office of the Lender or any of its affiliates hereafter designated by notice to the Borrower and the Administrative Lender.

     "LIBOR Rate" means, for any Interest Period (a) of one, two, three or six months, the interest rate per annum (rounded upward to the nearest one-sixteenth (1/16th) of one percent) at which deposits in United States Dollars are offered to the Administrative Lender by leading banks reasonably selected by the Administrative Lender in the London interbank market at approximately 11:00 a.m. (London time), two Business Days before the first day of such Interest Period, in an amount approximately equal to the principal amount of, and for a length of time approximately equal to the Interest Period for, the LIBOR Advance sought by the Borrower, and (b) of seven or fourteen days, the Eurodollar option rate published by Classer Marshall, Inc. (Telerate page 4833) at approximately 10:00 a.m. (Dallas, Texas time), two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of, and for a length of time approximately equal to the Interest Period for, the LIBOR Advance sought by the Borrower.

     "Lien" means, with respect to any property, any mortgage, lien, pledge, collateral assignment, hypothecation, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment or other encumbrance of any kind in respect of such property, whether or not choate, vested or perfected.

     "Loan Papers" means this Agreement, the Revolving Credit Notes, the Guaranty Agreements, the Fee Letter, and any other document or agreement executed or delivered from time to time by the Borrower, any Restricted Subsidiary or any other Person in connection herewith or as security for all or any part of the Obligations.

     "Loan Party" means the Borrower and each Guarantor.

     "Material Adverse Change or Effect" means any act or circumstance or event which (a) could reasonably be expected to be (i) material and adverse to the consolidated financial condition of the Borrower and its Restricted Subsidiaries or (ii) material and adverse to the consolidated business prospects, operations or properties of the Borrower and its Restricted Subsidiaries or (b) impairs the ability of the Borrower, any Restricted Subsidiary or any other Person to perform in any material respect their respective obligations under the Loan Papers.

     "Maturity Date" means February 27, 2001, or the earlier date of termination in whole of the Commitment pursuant to Section 2.6 or 7.2 hereof.

     "Maximum Amount" means the maximum amount of interest which, under Applicable Law, the Lenders are permitted to charge on the Obligations.

     "Multiemployer Plan" means, as to any Person, at any time, a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which such Person or any member of its Controlled Group is making, or is obligated to make contributions or has made, or been obligated to make, contributions.

     "Necessary Authorization" means any right, franchise, license, permit, consent, approval or authorization from, or any filing or registration with, any governmental or other regulatory authority necessary or appropriate to enable the Borrower or any Restricted Subsidiary to maintain and operate its business and properties.

     "Net Cash Proceeds" means the aggregate amount of cash received by the Borrower in respect of the sale of Capital Stock of the Borrower, less the sum of all fees, commissions and other expenses incurred in connection with such sale.

     "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person for such period, as determined in accordance with GAAP.

     "Net Proceeds" means the aggregate amount of consideration received by the Borrower in respect of the sale of any property of the Borrower, less the sum of all fees, commissions and other expenses incurred in connection with the sale.

     "Net Worth" means an amount equal to the sum of the Capital Stock and additional paid-in-capital plus retained earnings (or minus accumulated deficit) of the Borrower and its Subsidiaries, less (a) treasury stock and (b) amounts attributable to any write-up in book value of assets resulting from a revaluation thereof subsequent to August 31, 1995, all in accordance with GAAP.

     "Non-Financial Letter of Credit" means any Letter of Credit issued under the Letter of Credit Facility which is a "performance-based standby letter of credit" as defined in Appendix A to 12 CFR Part 3 issued by the Office of the Comptroller of the Currency.

     "Notice of Issuance" means the meaning specified in Section 2.16(b) hereof.

     "Obligations" means (a) all obligations of any nature (whether matured or unmatured, fixed or contingent, including the Reimbursement Obligations) of the Borrower, any Restricted Subsidiary or any other Person to the Lenders and the Issuing Bank under the Loan Papers as they may be amended from time to time, and (b) all obligations of the Borrower, any Restricted Subsidiary or any other Person for losses, damages, expenses or any other liabilities of any kind that any Lender may suffer by reason of a breach by the Borrower, any Restricted Subsidiary or any other Person of any obligation, covenant or undertaking with respect to any Loan Paper.

     "Obligor" means Borrower or each other Person liable for performance of any of the Obligations or the property of which secures any of the Obligations.

     "Operating Income" means, with respect to any Person for any period, the operating income (loss) of such Person, as determined in accordance with GAAP.

     "Operating Lease" means any operating lease, as defined in the Financial Accounting Standard Board Statement of Financial Accounting Standards No. 13, dated November, 1976 or otherwise in accordance with GAAP.

     "Other Taxes" has the meaning specified in Section 2.14 hereof.

     "Participant" has the meaning specified in Section 10.6(c) hereof.

     "Participation" has the meaning specified in Section 10.6(c) hereof.

     "Payment Date" means the last day of the Interest Period for any Advance.

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Permitted Investment" means Investments in (a) wholly-owned Restricted Subsidiaries (i) that are subject to the provisions of this Agreement, (ii) that concurrently therewith unconditionally guarantee the performance of the Borrower's obligations under this Agreement and (iii) that concurrently deliver to the Lenders (A) an opinion acceptable to the Lenders with respect to the validity and enforceability of such guarantee and (B) such other documents, such as corporate resolutions, certificates of incumbency, by-laws and articles of incorporation, as the Lenders shall reasonably require, (b) Investments permitted by the Investment Policy, (c) Existing Investments, (d) Investments in Cash Equivalents and (e) Investments in Unrestricted Subsidiaries, provided that at no time shall (i) the gross revenues of all Unrestricted Subsidiaries for any four consecutive fiscal quarters constitute 10% or more of the consolidated gross revenues of the Borrower and its Subsidiaries for such period or (ii) the assets of all Unrestricted Subsidiaries constitute 10% or more of the consolidated assets of the Borrower and its Subsidiaries.

     "Permitted Liens" means, as applied to any Person:

     (a) any Lien in favor of the Administrative Lender or a trustee on its behalf to secure the Obligations;

     (b)  (i) Liens on real estate for real estate taxes not yet delinquent,
(ii) Liens created by lease agreements to secure the payments of rental amounts and other sums not yet due thereunder, (iii) Liens on leasehold interests created by the lessor in favor of any mortgagee of the leased premises, and (iv) Liens for taxes, assessments, governmental charges, levies or claims that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on such Person's books, but only so long as no foreclosure, restraint, sale or similar proceedings have been commenced with respect thereto;

     (c) Liens of carriers, warehousemen, mechanics, laborers and materialmen and other similar Liens incurred in the ordinary course of business for sums not yet due or being contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

     (d) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or similar legislation;

     (e) Easements, rights-of-way, restrictions and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of such Person;

     (f) Liens created to secure the purchase price of assets acquired by such Person, which is incurred solely for the purpose of financing the acquisition of such assets and incurred at the time of acquisition, so long as
(i) each such Lien shall at all times be confined solely to the asset or assets so acquired (and proceeds thereof), (ii) the Liens were placed on such assets at the time such assets were acquired and (iii) the aggregate principal amount of Debt secured by such Liens does not exceed $50,000,000, and refinancings thereof so long as any such Lien remains solely on the asset or assets acquired and the amount of Debt related thereto is not increased;

     (g) Liens in respect of judgments or awards for which appeals or proceedings for review are being prosecuted and in respect of which a stay of execution upon any such appeal or proceeding for review shall have been secured, provided that (i) such Person shall have established adequate reserves for such judgments or awards, (ii) such judgments or awards shall be fully insured and the insurer shall not have denied coverage, or (iii) such judgments or awards shall have been bonded to the satisfaction of the Lenders;

     (h)  Any Liens existing on the Agreement Date which are described on
Schedule 5 hereto, and Liens resulting from the refinancing of the related Debt, provided that the Debt secured thereby shall not be increased and the Liens shall not cover additional assets of the Borrower;

     (i) any obligations or duties, affecting any property, to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of any material property for the purposes for which such property is held by such Person;

     (j) zoning laws or ordinances and municipal regulations which do not materially impair the use of any material property for the purposes for which such property is held by such Person; and

     (k) Liens, minor irregularities in or deficiencies of title on any property which do not materially impair the use of any material property for the purposes for which such property is held by such Person.

     "Person" means and includes an individual, corporation, partnership, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

     "Plan" means an employee benefit plan as defined in Section 3(3) of ERISA (including a Multiemployer Plan that is covered by Title IV of ERISA) pursuant to which any employees of the Borrower, its Subsidiaries or any member of their Controlled Group participate.

     "Prime Rate" means, at any time, the prime interest rate announced or published by the Administrative Lender from time to time as its reference rate for the determination of interest rates for loans of varying maturities in United States dollars to United States residents of varying degrees of creditworthiness and being quoted at such time by the Administrative Lender as its "prime rate;" it being understood that such rate may not be the lowest rate of interest charged by the Administrative Lender.

     "Quarterly Date" means the first Business Day of each January, April, July and October, beginning April 1, 1996.

     "Reimbursement Obligations" means, in respect of any Letter of Credit as at any date of determination, the sum of (a) the maximum aggregate amount which is then available to be drawn under such Letter of Credit plus (b) the aggregate amount of all drawings under such Letter of Credit and not theretofore reimbursed by the Borrower.

     "Refinancing Advance" means any Revolving Credit Advance which is used to pay the principal amount (or any portion thereof) of a Revolving Credit Advance at the end of its Interest Period and which, after giving effect to such application, does not result in an increase in the aggregate amount of outstanding Revolving Credit Advances.

     "Release Date" means the date on which the Revolving Credit Notes have been paid, all other Obligations due and owing have been paid and performed in full, and the Commitment has been terminated.

     "Reportable Event" has the meaning specified in Section 4043(b) of ERISA.

     "Restricted Subsidiary" means each direct and indirect Subsidiary of the Borrower which is not an Unrestricted Subsidiary.

     "Revolving Credit Advance" means an Advance made pursuant to Section 2.1 hereof.

     "Revolving Credit Note" means any Promissory Note of the Borrower evidencing Revolving Credit Advances hereunder, substantially in the form of Exhibit A hereto, together with any extension, renewal or amendment thereof or substitution therefor.

     "Rights" means rights, remedies, powers and privileges.

     "S.E.C." means the United States Securities and Exchange Commission.

     "Solvent" means, with respect to any Person, that the fair value of the assets of such Person (both at fair valuation and at present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person.

     "Special Counsel" means the law firm of Donohoe, Jameson & Carroll, P.C., or such other legal counsel as the Administrative Lender may select.

     "Specified Percentage" means, as to any Lender, the percentage indicated beside its name on the signature pages hereof, or if applicable, specified in its most recent Assignment Agreement.

     "Subsidiary" with respect to any Person, means any corporation, partnership or other business entity of which an aggregate of 50% or more of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is at the time, directly or indirectly, owned by such Person, by such Person and/or one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

     "Subsidiary Guaranty" means the Guaranty executed by each Guarantor guaranteeing payment and performance of the Obligations, substantially in the form of Exhibit B hereto, as such agreement may be amended, modified, supplemented or restated from time to time.

     "Taxes" has the meaning specified in Section 2.15 hereof.

     "Total Debt" means, as of any date of determination, the sum (without duplication) of (a) all Debt of the Borrower and its Subsidiaries, minus (b) all Debt of the Borrower and its Subsidiaries of the type described in clauses
(h) and (j) of the definition of "Debt" herein.

     "Tribunal" means any state, commonwealth, federal, foreign territorial, or other court or governmental department, commission, board, bureau, agency or instrumentality.

     "UCC" means the Uniform Commercial Code of Texas, as amended from time to time.

     "Unrestricted Subsidiary" means each direct and indirect Subsidiary of the Borrower (a) the gross revenues of which for the then most recently completed four fiscal quarters constituted (or, with respect to any Subsidiary acquired during such four fiscal quarters, would have constituted, had the gross revenues of such Subsidiary been included for such period) less than 5% of the consolidated gross revenues for the Borrower and its Subsidiaries for such period and (b) the assets of which as of the end of any fiscal quarter constituted less than 5% of the consolidated assets of the Borrower and its Subsidiaries as of the end of such fiscal quarter.

     Section 1.2 Amendments and Renewals. Each definition of an agreement in this Article 1 shall include such agreement as amended to date, and as amended or renewed from time to time in accordance with its terms, but only with the prior written consent of the Determining Lenders.

     Section 1.3 Construction. The terms defined in this Article 1 (except as otherwise expressly provided in this Agreement) for all purposes shall have the meanings set forth in Section 1.1 hereof, and the singular shall include the plural, and vice versa, unless otherwise specifically required by the context. All accounting terms used in this Agreement which are not otherwise defined herein shall be construed in accordance with GAAP on a consolidated basis for the Borrower and its Subsidiaries, unless otherwise expressly stated herein.

                                 ARTICLE 2

                         Revolving Credit Advances

     Section 2.1 Revolving Credit Advances. Each Lender severally agrees, upon the terms and subject to the conditions of this Agreement, to make Revolving Credit Advances to the Borrower from time to time up to and including the Maturity Date in an aggregate amount not to exceed an amount equal to (i) its Specified Percentage of the Commitment less (ii) an amount equal to its Specified Percentage of the aggregate amount of all Reimbursement Obligations then outstanding (assuming compliance with all conditions to drawing) for the purposes set forth in Section 5.17 hereof. Notwithstanding the immediately preceding sentence, at no time shall the sum of (i) the aggregate principal amount of Revolving Credit Advances outstanding, plus (ii) the aggregate principal amount of all Reimbursement Obligations exceed the Commitment. Subject to Section 2.9 hereof, Revolving Credit Advances may be repaid and then reborrowed. Any Revolving Credit Advance shall, at the option of the Borrower as provided in Section 2.2 hereof (and, in the case of LIBOR Advances, subject to availability and to the provisions of Article 8 hereof), be made as a Base Rate Advance or a LIBOR Advance; provided that there shall not be outstanding to any Lender, at any one time, more than four LIBOR Advances. On the Maturity Date unless sooner paid as provided herein, the outstanding Revolving Credit Advances shall be repaid in full.

     Section 2.2    Manner of Borrowing and Disbursement.

     (a) In the case of Base Rate Advances other than a Refinancing Advance, the Borrower, through an Authorized Signatory, shall give the Administrative Lender prior to 10:30 a.m., Dallas, Texas time, on the date of any proposed Base Rate Advance irrevocable written notice, or irrevocable telephonic notice followed immediately by written notice (provided, however, that the Borrower's failure to confirm any telephonic notice in writing shall not invalidate any notice so given), of its intention to borrow or reborrow a Base Rate Advance hereunder. Such notice of borrowing shall specify the requested funding date, which shall be a Business Day, and the amount of the proposed aggregate Base Rate Advances to be made by Lenders. Each Base Rate Advance shall have an Interest Period beginning on the date such Advance is made and ending on the Quarterly Date next following the date the Advance is made; provided that no such Interest Period shall extend past the Maturity Date.

     (b) In the case of LIBOR Advances, the Borrower, through an Authorized Signatory, shall give the Administrative Lender at least three Business Days' irrevocable written notice for LIBOR Advances, or irrevocable telephonic notice followed immediately by written notice (provided, however, that the Borrower's failure to confirm any telephonic notice in writing shall not invalidate any notice so given), of its intention to borrow or reborrow a LIBOR Advance hereunder. Notice shall be given to the Administrative Lender prior to 11:00 a.m., Dallas, Texas time, in order for such Business Day to count toward the minimum number of Business Days required. LIBOR Advances shall in all cases be subject to availability and to Article 8 hereof. For LIBOR Advances, the notice of borrowing shall specify the requested funding date, which shall be a Business Day, the amount of the proposed aggregate LIBOR Advances, to be made by Lenders and the Interest Period selected by the Borrower, provided that no such Interest Period shall extend past the Maturity Date.

     (c) Subject to Sections 2.1 and 2.9 hereof, at least three Business Days prior to each Payment Date for a LIBOR Advance, the Borrower, through an Authorized Signatory, shall give the Administrative Lender irrevocable written notice, or irrevocable telephonic notice followed immediately by written notice (provided, however, that the Borrower's failure to confirm any telephonic notice in writing shall not invalidate any notice so given), specifying whether all or a portion of such LIBOR Advance outstanding on the Payment Date (i) is to be repaid and then reborrowed in whole or in part as a Base Rate Advance or a LIBOR Advance, or (ii) is to be repaid and not reborrowed; provided, however, notwithstanding anything in this Agreement to the contrary, if on any Payment Date a Default shall exist, such LIBOR Advance may only be reborrowed as a Base Rate Advance. Upon such Payment Date, such LIBOR Advance shall, subject to the provisions hereof, be so repaid and, as applicable, reborrowed.

     (d) Subject to Sections 2.1 and 2.9 hereof, upon irrevocable written notice to the Administrative Lender prior to 11:00 a.m., Dallas, Texas, time on each Payment Date (or three Business Days prior to such Payment Date if the Borrower wishes to reborrow a LIBOR Advance), through an Authorized Signatory, or irrevocable telephonic notice followed immediately by written notice (provided, however, that the Borrower's failure to confirm any telephonic notice in writing shall not invalidate any notice so given), the Borrower may repay a Base Rate Advance on its Payment Date, and (i) reborrow all or a portion of the principal amount thereof as a Base Rate Advance, (ii) reborrow all or a portion of the principal amount thereof as one or more LIBOR Advances, or (iii) not reborrow all or any portion of such Base Rate Advance. Upon such Payment Date or date of repayment, such Base Rate Advance shall, subject to the provisions hereof, be so repaid and, as applicable, reborrowed.

     (e) The aggregate amount of Base Rate Advances to be made by the Lenders on any day shall be in a principal amount which is at least $5,000,000 and which is an integral multiple of $500,000; provided, however, that such amount may equal the unused amount of the Commitment. The aggregate amount of LIBOR Advances having the same Interest Period and to be made by the Lenders on any day shall be in a principal amount which is at least $5,000,000 and which is an integral multiple of $1,000,000.

     (f) The Administrative Lender shall promptly notify the Lenders of each notice received from the Borrower pursuant to this Section. Failure of the Borrower to give any notice in accordance with Sections 2.2(c) and (d) hereof shall result in a repayment of any such existing Advance on the applicable Payment Date by a Refinancing Advance which is a Base Rate Advance. Each Lender shall, not later than 1:00 p.m., Dallas, Texas time, on the date of any Revolving Credit Advance that is not a Refinancing Advance, deliver to the Administrative Lender, at its address set forth herein, such Lender's Specified Percentage of such Revolving Credit Advance in immediately available funds in accordance with the Administrative Lender's instructions. Prior to 2:00 p.m., Dallas, Texas time, on the date of any Revolving Credit Advance hereunder that is not a Refinancing Advance, the Administrative Lender shall, subject to satisfaction of the conditions set forth in Article 3, disburse the amounts made available to the Administrative Lender by the Lenders by (i) transferring such amounts by wire transfer pursuant to the Borrower's instructions, or (ii) in the absence of such instructions, crediting such amounts to the account of the Borrower maintained with the Administrative Lender. All Revolving Credit Advances shall be made by each Lender according to its Specified Percentage.

     Section 2.3    Interest.

     (a)  On Base Rate Advances.

          (i) The Borrower shall pay interest on the outstanding unpaid principal amount of each Base Rate Advance, from the date such Advance is made until it is due (whether at maturity, by reason of acceleration, by scheduled reduction, or otherwise) or repaid, which shall be payable as set forth in Section 2.3(a)(ii) hereof, at a simple interest rate per annum equal to the Base Rate Basis for such Base Rate Advance as in effect from time to time, provided that interest on such Base Rate Advance shall not exceed the Maximum Amount. If at any time the Base Rate Basis would exceed the Highest Lawful Rate, interest payable on such Base Rate Advance shall be limited to the Highest Lawful Rate, but the Base Rate Basis shall not thereafter be reduced below the Highest Lawful Rate until the total amount of interest accrued on such Advance equals the amount of interest that would have accrued if the Base Rate Basis had been in effect at all times.

         (ii) Interest on each Base Rate Advance shall be computed on the basis of a year of 365 or 366 days, as applicable, for the number of days actually elapsed, and shall be payable in arrears on each Quarterly Date and on the Maturity Date.

     (b)  On LIBOR Advances.

          (i) The Borrower shall pay interest on the unpaid principal amount of each LIBOR Advance, from the date such Advance is made until it is due (whether at maturity, by reason of acceleration, by scheduled reduction, or otherwise) or repaid, at a rate per annum equal to the LIBOR Basis for such Advance. The Administrative Lender, whose determination shall be conclusive, shall determine the LIBOR Basis on the second Business Day prior to the applicable funding date and shall notify the Borrower and the Lenders of such LIBOR Basis.

         (ii) Subject to Section 10.9 hereof, interest on each LIBOR Advance shall be computed on the basis of a 360-day year for the actual number of days elapsed, and shall be payable in arrears on the applicable Payment Date and on the Maturity Date; provided, however, that if the Interest Period for such Advance exceeds three months, interest shall also be due and payable in arrears on each Quarterly Date during such Interest Period.

     (c) Interest if No Notice of Selection of Interest Rate Basis. If the Borrower fails to give the Administrative Lender timely notice of its selection of a LIBOR Basis or an Interest Period for a LIBOR Advance, or if for any reason a determination of a LIBOR Basis for any Advance is not timely concluded due to the fault of the Borrower, the appropriate Base Rate Basis shall apply to such Advance.

     (d) Interest After an Event of Default. (i) After an Event of Default (other than an Event of Default specified in Section 7.1(f) hereof) and during any continuance thereof, at the option of Determining Lenders, and (ii) after an Event of Default specified in Section 7.1(f) hereof and during any continuance thereof, automatically and without any action by the Administrative Lender or any Lender, the Obligations shall bear interest at a rate per annum equal to the Default Rate. Such interest shall be payable on the earlier of demand or the Maturity Date, and shall accrue until the earlier of (i) waiver or cure (to the satisfaction of the Determining Lenders) of the applicable Event of Default, (ii) agreement by the Lenders to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations. The Lenders shall not be required to accelerate the maturity of the Revolving Credit Advances, to exercise any other rights or remedies under the Loan Papers, or to give notice to the Borrower of the decision to charge interest at the Default Rate. The Lenders will undertake to notify the Borrower, after the effective date, of the decision to charge interest at the Default Rate.

     Section 2.4    Fees.

     (a) Facility Fee. Subject to Section 10.9 hereof, the Borrower agrees to pay to the Administrative Lender, for the ratable account of the Lenders, a per annum facility fee equal to the product of (i) 0.10% multiplied by (ii) the daily average amount of the Commitment. Such fee shall accrue from the Agreement Date and shall be (i) payable in arrears on each Quarterly Date and on the Maturity Date, (ii) fully earned when due, (iii) subject to Section
10.9 hereof, nonrefundable when paid, and (iv) computed on the basis of a year of 360 days, for the actual number of days elapsed.

     (b) Other Fees. Subject to Section 10.9 hereof, the Borrower agrees to pay to the Administrative Lender, for its account and not the account of the Lenders, the fees provided for in the letter agreement ("Fee Letter"), dated as of the Agreement Date, between the Borrower and the Administrative Lender on the date and in the amounts specified therein.

     Section 2.5    Prepayment.

     (a) Voluntary Prepayments. The principal amount of any Base Rate Advance may be prepaid in full or in part at any time, without penalty and without regard to the Payment Date for such Advance, upon notice as required for a repayment of a Base Rate Advance as provided in Section 2.2(d) hereof. LIBOR Advances may be voluntarily prepaid upon notice as required for repayments of LIBOR Advances as provided in Section 2.2(c) hereof, but only so long as the Borrower concurrently reimburses the Lenders in accordance with
Section 2.9 hereof.  Any notice of prepayment shall be irrevocable.

     (b) Mandatory Prepayment. On or before the date of any reduction of the Commitment, the Borrower shall prepay outstanding Revolving Credit Advances in an amount necessary to reduce the same to an amount less than or equal to the Commitment as so reduced. The Borrower shall first prepay all Base Rate Advances, and shall thereafter prepay LIBOR Advances. To the extent that any prepayment requires that a LIBOR Advance be repaid on a date other than the last day of its Interest Period, the Borrower shall reimburse each Lender in accordance with Section 2.9 hereof. To the extent that outstanding Revolving Credit Advances and Reimbursement Obligations exceed the Commitment after any reduction thereof, the Borrower shall repay any such excess amount and all accrued interest thereon on the date of such reduction.

     (c) Prepayments, Generally. Any prepayment of a Revolving Credit Advance shall be accompanied by interest accrued on the principal amount being prepaid. Any voluntary partial prepayment of a Base Rate Advance shall be in a principal amount of $500,000 or an integral multiple thereof. All voluntary prepayments shall be applied in the order directed in writing by the Borrower to the Administrative Lender.

     Section 2.6    Reduction of Commitment.

     (a) Voluntary Reduction. The Borrower shall have the right, upon not less than five Business Days' notice (provided no notice shall be required for a termination in whole of the Commitment) by an Authorized Signatory to the Administrative Lender (if telephonic, to be confirmed by telex or in writing on or before the date of reduction or termination), which shall promptly notify the Lenders, to terminate or reduce the Commitment, in whole or in part. Each partial termination shall be in an aggregate amount which is at least $5,000,000 and which is an integral multiple of $500,000, and no voluntary reduction in the Commitment shall cause any LIBOR Advance to be repaid prior to the last day of its Interest Period unless the Borrower shall reimburse each Lender in accordance with Section 2.9 hereof.

     (b) Mandatory Reduction. On the Maturity Date, the Commitment shall automatically reduce to zero.

     (c) General Requirements. Upon any reduction of the Commitment pursuant to this Section, the Borrower shall immediately make a prepayment of Revolving Credit Advances in accordance with Section 2.5(b) hereof. The Borrower shall reimburse each Lender for any loss or out-of-pocket expense incurred by each Lender in connection with any such payment, as set forth in Section 2.9 hereof to the extent applicable. The Borrower shall not have any right to rescind any termination or reduction. Once reduced, the Commitment may not be increased or reinstated.

     Section 2.7 Non-Receipt of Funds by the Administrative Lender. Unless the Administrative Lender shall have been notified by a Lender prior to the date of any proposed Revolving Credit Advance (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Revolving Credit Advance available to the Administrative Lender, the Administrative Lender may assume that such Lender has made such proceeds available to the Administrative Lender on such date, and the Administrative Lender may in reliance upon such assumption (but shall not be required to) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Lender by such Lender, the Administrative Lender shall, without prejudice to the Borrower's rights against such Lender, be entitled to recover such amount on demand from such Lender (or, if such Lender fails to pay such amount forthwith upon such demand, from the Borrower) together with interest thereon in respect of each day during the period commencing on the date such amount was available to the Borrower and ending on (but excluding) the date the Administrative Lender receives such amount from the Lender, at a per annum rate equal to the lesser of (i) the Highest Lawful Rate or (ii)(A) in the case of such Lender, the Federal Funds Rate or (B) in the case of the Borrower, the interest rate applicable to such Revolving Credit Advance. No Lender shall be liable for any other Lender's failure to fund a Revolving Credit Advance hereunder.

     Section 2.8 Payment of Principal of Revolving Credit Advances. The Borrower agrees to pay the principal amount of the Revolving Credit Advances to the Administrative Lender for the account of the Lenders as follows:

     (a) End of Interest Period. The principal amount of each Revolving Credit Advance hereunder shall be due and payable on its Payment Date, which principal payment may be made by means of a Refinancing Advance.

     (b) Commitment Reduction. On the date of reduction of the Commitment pursuant to Section 2.6 hereof, including the Maturity Date, the aggregate amount of the Revolving Credit Advances outstanding on such date of reduction in excess of the Commitment as reduced shall be due and payable, which principal payment may not be made by means of Refinancing Advances.

     (c) Maturity Date. To the extent not otherwise required to be paid earlier as provided herein, the principal amount of the Revolving Credit Advances, all accrued interest and fees thereon, and all other Obligations related thereto, shall be due and payable in full on the Maturity Date.

     Section 2.9 Reimbursement. Whenever any Lender shall sustain or incur any losses or reasonable out-of-pocket expenses in connection with (a) failure by the Borrower to borrow any LIBOR Advance after having given notice of its intention to borrow in accordance with Section 2.2 hereof (whether by reason of the Borrower's election not to proceed or the non-fulfillment of any of the conditions set forth in Article 3 hereof), or (b) any prepayment for any reason of any LIBOR Advance in whole or in part, the Borrower agrees to pay to any such Lender, upon its demand, an amount sufficient to compensate such Lender for all such losses and out-of-pocket expenses, subject to Section 10.9 hereof. Such Lender's good faith determination of the amount of such losses or out-of-pocket expenses, calculated in its usual fashion, absent manifest error, shall be binding and conclusive. Such losses shall include, without limiting the generality of the foregoing, lost profits and reasonable expenses incurred by such Lender in connection with the re-employment of funds prepaid, repaid, converted or not borrowed, converted or paid, as the case may be.
Upon request of the Borrower, such Lender shall provide a certificate setting forth the amount to be paid to it by the Borrower hereunder and calculations therefor.

     Section 2.10   Manner of Payment.

     (a) Each payment (including prepayments) by the Borrower of the principal of or interest on the Revolving Credit Advances, fees, and any other amount owed under this Agreement or any other Loan Paper shall be made not later than 12:00 noon (Dallas, Texas time) on the date specified for payment under this Agreement to the Administrative Lender at the Administrative Lender's office, in lawful money of the United States of America constituting immediately available funds.

     (b) If any payment under this Agreement or any other Loan Paper shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, unless such Business Day falls in another calendar month, in which case payment shall be made on the preceding Business Day. Any extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

     (c) The Borrower agrees to pay principal, interest, fees and all other amounts due under the Loan Papers without deduction for set-off or counterclaim or any deduction whatsoever.

     (d) If some but less than all amounts due from the Borrower are received by the Administrative Lender, the Administrative Lender shall apply such amounts in the following order of priority: (i) to the payment of the Administrative Lender's expenses incurred on behalf of the Lenders then due and payable, if any; (ii) to the payment of all other fees and amounts then due and payable under the Loan Papers; (iii) to the payment of interest then due and payable on the Revolving Credit Advances; and (iv) to the payment of principal then due and payable on the Revolving Credit Advances.

     (e) Each payment by the Borrower in respect of obligations relating to the Revolving Credit Advance and the Letters of Credit (whether for principal, interest, fees or otherwise) shall be made to the Administrative Lender for the account of the Lenders pro rata in accordance with their respective Specified Percentages.

     Section 2.11 LIBOR Lending Offices. Each Lender's initial LIBOR Lending Office is set forth opposite its name in Schedule 1 attached hereto. Each Lender shall have the right at any time and from time to time to designate a different office of itself or of any Affiliate as such Lender's LIBOR Lending Office, and to transfer any outstanding LIBOR Advance to such LIBOR Lending Office. No such designation or transfer shall result in any liability on the part of the Borrower for increased costs or expenses resulting solely from such designation or transfer (except any such transfer which is made by a Lender pursuant to Section 8.2 or 8.3 hereof, or otherwise for the purpose of complying with Applicable Law). Increased costs for expenses resulting from a change in law occurring subsequent to any such designation or transfer shall be deemed not to result solely from such designation or transfer.

     Section 2.12 Sharing of Payments. Any Lender obtaining a payment (whether voluntary or involuntary, due to the exercise of any right of set-off, or otherwise) on account of its Revolving Credit Advances or its participation in the Letters of Credit (other than pursuant to Sections 2.15, 2.16(d), 8.3 or 8.5), in excess of its Specified Percentage of all payments made by the Borrower with respect to Revolving Credit Advances and the Letters of Credit shall purchase from each other Lender such participation in the Revolving Credit Advances made by such other Lender or its participation in the Letters of Credit as shall be necessary to cause such purchasing Lender to share the excess payment pro rata according to Specified Percentages with each other Lender; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section, to the fullest extent permitted by law, may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

     Section 2.13 Calculation of Rates. The provisions of this Agreement relating to calculation of the LIBOR Rate are included only for the purpose of determining the rate of interest or other amounts to be paid hereunder that are based upon such rate, it being understood that each Lender shall be entitled to fund and maintain its funding of all or any part of a LIBOR Advance as it sees fit.

     Section 2.14 Booking Loans. Any Lender may make, carry or transfer Revolving Credit Advances at, to or for the account of any of its branch offices or the office of any affiliate of such Lender.

     Section 2.15   Taxes.

     (a) Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges and withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Lender, taxes imposed on, based upon or measured by its overall net income, net worth or capital, and franchise taxes, doing business taxes or minimum taxes imposed on it, (i) by the jurisdiction under the laws of which such Lender or the Administrative Lender (as the case may be) is organized and in which it has its applicable lending office or any political subdivision thereof; (ii) by reason of failure by the Lender or the Administrative Lender to comply with the requirements of paragraph (e) of this
Section 2.15; and (iii) in the case of any Lender, any Taxes in the nature of transfer, stamp, recording or documentary taxes resulting from a transfer (other than as a result of foreclosure) by such Lender of all or any portion of its interest in this Agreement, the Notes or any other Loan Papers (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Lender, (x) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Lender or the Administrative Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (y) the Borrower shall make such deductions and (z) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (b) In addition, the Borrower agrees to pay any and all stamp and documentary taxes and any and all other excise and property taxes, charges and similar levies (other than Taxes described in clause (iii) of the first sentence of Section 2.15(a)) that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Paper (hereinafter referred to as "Other Taxes").

     (c) The Borrower will indemnify each Lender and the Administrative Lender for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) paid by such Lender or the Administrative Lender (as the case may be) and all liabilities (including penalties, additions to tax, interest and reasonable expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted, other than penalties, additions to tax, interest and expenses arising as a result of gross negligence on the part of such Lender or the Administrative Lender, provided, however, that the Borrower shall have no obligation to indemnify such Lender or the Administrative Lender unless and until such Lender or the Administrative Lender shall have delivered to the Borrower a certificate setting forth in reasonable detail the basis of the Borrower's obligation to indemnify such Lender or the Administrative Lender pursuant to this Section 2.15. This indemnification shall be made within 30 days from the date such Lender or the Administrative Lender (as the case may be) makes written demand therefor.

     (d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Lender the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment hereunder, the Borrower will furnish to the Administrative Lender a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Administrative Lender, in either case stating that such payment is exempt from or not subject to Taxes, provided, however, that such certificate or opinion need only be given if: (i) the Borrower makes any payment from any account located outside the United States, or (ii) the payment is made by a payor that is not a United States Person. For purposes of this Section 2.15 the terms "United States" and "United States Person" shall have the meanings set forth in Section 7701 of the Code.

     (e)  Each Lender which is not a United States Person hereby agrees that:

          (i) it shall, no later than the Agreement Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 10.6 after the Agreement Date, the date upon which such Lender becomes a party hereto) deliver to the Borrower through the Administrative Lender, with a copy to the Administrative Lender:

          (A) if any lending office is located in the United States of America, two (2) accurate and complete signed originals of Internal Revenue Service Form 4224 or any successor thereto ("Form 4224"),

          (B) if any lending office is located outside the United States of America, two (2) accurate and complete signed originals of Internal Revenue Service Form 1001 or any successor thereto ("Form 1001").

     in each case indicating that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of such lending office or lending offices under this Agreement free from withholding of United States Federal income tax;

         (ii) if at any time such Lender changes its lending office or lending offices or selects an additional lending office it shall, at the same time or reasonably promptly thereafter but only to the extent the forms previously delivered by it hereunder are no longer effective, deliver to the Borrower through the Administrative Lender, with a copy to the Administrative Lender, in replacement for the forms previously delivered by it hereunder:

          (A) if such changed or additional lending office is located in the United States of America, two (2) accurate and complete signed originals of Form 4224; or

          (B) otherwise, two (2) accurate and complete signed originals of Form 1001,

     in each case indicating that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of such changed or additional lending office under this Agreement free from withholding of United States Federal income tax;

        (iii) it shall, before or promptly after the occurrence of any event (including the passing of time but excluding any event mentioned in clause (ii) above) requiring a change in the most recent Form 4224 or Form 1001 previously delivered by such Lender and if the delivery of the same be lawful, deliver to the Borrower through the Administrative Lender with a copy to the Administrative Lender, two (2) accurate and complete original signed copies of Form 4224 or Form 1001 in replacement for the forms previously delivered by such Lender;

         (iv) it shall, promptly upon the request of the Borrower to that effect, deliver to the Borrower such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Lender's tax status for withholding purposes; and

          (v) it shall notify the Borrower within 30 days after any event (including an amendment to, or a change in any applicable law or regulation or in the written interpretation thereof by any regulatory authority or any judicial authority, or by ruling applicable to such Lender of any governmental authority charged with the interpretation or administration of any law) shall occur that results in such Lender no longer being capable of receiving payments without any deduction or withholding of United States federal income tax.

     (f) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.15 shall survive the payment in full of principal and interest hereunder.

     (g)  Any Lender claiming any additional amounts payable pursuant to this
Section 2.15 shall use its reasonable best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its lending office, if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender.

     (h) Each Lender (and the Administrative Lender with respect to payments to the Administrative Lender for its own account) agrees that (i) it will take all reasonable actions by all usual means to maintain all exemptions, if any, available to it from United States withholding taxes (whether available by treaty, existing administrative waiver, by virtue of the location of any Lender's lending office) and (ii) otherwise cooperate with the Borrower to minimize amounts payable by the Borrower under this Section 2.15; provided, however, the Lenders and the Administrative Lender shall not be obligated by reason of this Section 2.15(h) to contest the payment of any Taxes or Other Taxes or to disclose any information regarding its tax affairs or tax computations or reorder its tax or other affairs or tax or other planning. Subject to the foregoing, to the extent the Borrower pays sums pursuant to this Section 2.15 and the Lender or the Administrative Lender receives a refund of any or all of such sums, such refund shall be applied to reduce any amounts then due and owing under this Agreement or, to the extent that no amounts are due and owing under this Agreement at the time such refunds are received, the party receiving such refund shall promptly pay over all such refunded sums to the Borrower, provided that no Default or Event of Default is in existence at such time.

     Section 2.16   Letters of Credit.

     (a) The Letter of Credit Facility. The Borrower may request the Issuing Bank, on the terms and conditions hereinafter set forth, to issue, and the Issuing Bank shall, if so requested, issue, Financial Letters of Credit and Non-Financial Letters of Credit (collectively, the "Letters of Credit") for the account of the Borrower from time to time on any Business Day from the date of the initial Advance until the Maturity Date in an aggregate maximum amount (assuming compliance with all conditions to drawing) not to exceed at any time outstanding the lesser of (i) $20,000,000 (the "Letter of Credit Facility") and (ii) the remainder of (A) the Commitment minus (B) the aggregate principal amount of Revolving Credit Advances then outstanding. No Letter of Credit shall have an expiration date (including all rights of renewal) later than the Maturity Date. Immediately upon the issuance of each Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed to have purchased and received from the Issuing Bank, in each case irrevocably and without any further action by any party, an undivided interest and participation in such Letter of Credit, each drawing thereunder and the obligations of the Borrower under this Agreement in respect thereof in an amount equal to the product of
(x) such Lender's Specified Percentage times (y) the maximum amount available to be drawn under such Letter of Credit (assuming compliance with all conditions to drawing). Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.16(a), repay any Advances resulting from drawings thereunder pursuant to Section 2.16(c) and request the issuance of additional Letters of Credit under this Section 2.16(a).

     (b) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 11:00 a.m. (Dallas, Texas time) on the third Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to the Issuing Bank, which shall give to the Administrative Lender and each Lender prompt notice thereof by telex, telecopier or cable. Each Letter of Credit shall be issued upon notice given in accordance with the terms of any separate agreement between the Borrower and the Issuing Bank in form and substance reasonably satisfactory to the Borrower and the Issuing Bank providing for the issuance of Letters of Credit pursuant to this Agreement and containing terms and conditions not inconsistent with this Agreement (a "Letter of Credit Agreement"), provided that if any such terms and conditions are inconsistent with this Agreement, this Agreement shall control. Each such notice of issuance of a Letter of Credit (a "Notice of Issuance") shall be by telex, telecopier or cable, specifying therein, in the case of a Letter of Credit, the requested
(A) date of such issuance (which shall be a Business Day), (B) maximum amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit, (E) form of such Letter of Credit and (F) such other information as shall be required pursuant to the relevant Letter of Credit Agreement. If the requested terms of such Letter of Credit are acceptable to the Issuing Bank in its reasonable discretion, the Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article 3 hereof, make such Letter of Credit available to the Borrower at its office referred to in Section 10.1 or as otherwise agreed with the Borrower in connection with such issuance.

     (c) Drawing and Reimbursement. The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Issuing Bank of a Revolving Credit Advance, which shall bear interest at the applicable Base Rate Basis, in the amount of such draft (but without any requirement for compliance with the conditions set forth in Article 3 hereof). In the event that a drawing under any Letter of Credit is not reimbursed by the Borrower by 11:00 a.m. (Dallas, Texas time) on the first Business Day after such drawing, the Issuing Bank shall promptly notify Administrative Lender and each other Lender. Each such Lender shall, on the first Business Day following such notification, make a Revolving Credit Advance, which shall bear interest at the Base Rate Basis, and shall be used to repay the applicable portion of the Issuing Bank's Revolving Credit Advance with respect to such Letter of Credit, in an amount equal to the amount of its participation in such drawing for application to reimburse the Issuing Bank (but without any requirement for compliance with the applicable conditions set forth in Article 3 hereof) and shall make available to the Administrative Lender for the account of the Issuing Bank, by deposit at the Administrative Lender's office, in same day funds, the amount of such Revolving Credit Advance. In the event that any Lender fails to make available to the Administrative Lender for the account of the Issuing Bank the amount of such Revolving Credit Advance, the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon at a rate per annum equal to the lesser of (i) the Highest Lawful Rate or (ii) the Federal Funds Rate.

     (d) Increased Costs. If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit or guarantees issued by, or assets held by, or deposits in or for the account of, the Issuing Bank or any Lender or (ii) impose on the Issuing Bank or any Lender any other condition regarding this Agreement or such Lender or any Letter of Credit, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to the Issuing Bank of issuing or maintaining any Letter of Credit or to any Lender of purchasing any participation therein or making any Advance pursuant to Section 2.16(c) ("Increased Letter of Credit Costs"), then, upon demand by the Issuing Bank or such Lender, the Borrower shall, subject to Section 10.9 hereof, pay to the Issuing Bank or such Lender, from time to time as specified by the Issuing Bank or such Lender, additional amounts that shall be sufficient to compensate the Issuing Bank or such Lender for such Increased Letter of Credit Costs. A certificate as to the amount of such Increased Letter of Credit Costs, submitted to the Borrower by the Issuing Bank or such Lender, shall include in reasonable detail the basis for the demand for additional compensation and shall be conclusive and binding for all purposes, absent manifest error. The obligations of the Borrower under this Section 2.16(d) shall survive termination of this Agreement. The Issuing Bank or any Lender claiming any additional compensation under this Section 2.16(d) shall use reasonable efforts (consistent with legal and regulatory restrictions) to reduce or eliminate any such additional compensation which may thereafter accrue and which efforts would not, in the sole discretion of the Issuing Bank or such Lender, be otherwise disadvantageous.

     (e) Obligations Absolute. The obligations of the Borrower under this Agreement with respect to any Letter of Credit, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit or any Revolving Credit Advance pursuant to Section 2.16(c) shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

          (i) any lack of validity or enforceability of this Agreement, any other Loan Paper, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (collectively, the "L/C Related Documents");

         (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of the Letters of Credit or any Revolving Credit Advance pursuant to Section 2.16(c) or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

        (iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C Related Documents or any unrelated transaction;

         (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, except to the extent that the failure of the Issuing Bank to determine such insufficiency is a result of the Issuing Bank's gross negligence or wilful misconduct;

          (v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not comply with the terms of the Letter of Credit, except for any payment made upon the Issuing Bank's gross negligence or willful misconduct;

         (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any Subsidiary Guaranty or any other guarantee, for all or any of the Obligations of the Borrower in respect of the Letters of Credit or any Revolving Credit Advance pursuant to Section 2.16(c); or

        (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor, other than the Issuing's Bank gross negligence or wilful misconduct.

     (f)  Compensation.

          (i) Financial Letters of Credit. Subject to Section 10.9 hereof, the Borrower shall pay to the Administrative Lender for the account of each Lender a per annum fee (which shall be payable quarterly in arrears on each Quarterly Date and on the Maturity Date) equal to the product of
     (A) 0.225% multiplied by (B) the average daily amount available for drawing under all outstanding Financial Letters of Credit. Such fee shall be computed on a basis of a year of 360 days over the actual number of days elapsed.

         (ii) Non-Financial Letters of Credit. Subject to Section 10.9 hereof, the Borrower shall pay to the Administrative Lender for the account of each Lender a per annum fee (which shall be payable quarterly in arrears on each Quarterly Date and on the Maturity Date) equal to the product of (A) 0.1125% multiplied by (B) the average daily amount available for drawing under all outstanding Non-Financial Letters of Credit. Such fee shall be computed on the basis of a year of 360 days over the actual number of days elapsed.

        (iii)  Other Fees.  In addition to the foregoing fees, subject to
     Section 10.9 hereof, the Borrower shall also pay to the Issuing Bank for its sole account such customary issuance fees, costs and expenses as may be separately agreed to between the Borrower and the Issuing Bank.

     (g)  L/C Cash Collateral Account.

          (i) Upon the occurrence and continuance of an Event of Default and demand by the Administrative Lender pursuant to Section 7.2(c), the Borrower will promptly pay to the Administrative Lender in immediately available funds (which payment may not be made by means of a Revolving Credit Advance) an amount equal to 100% of the maximum amount then available to be drawn under the Letters of Credit then outstanding. Any amounts so received by the Administrative Lender shall be deposited by the Administrative Lender in a deposit account maintained by the Issuing Bank (the "L/C Cash Collateral Account").

         (ii) As security for the payment of all Reimbursement Obligations and for any other Obligations, the Borrower hereby grants, conveys, assigns, pledges, sets over and transfers to the Administrative Lender (for the benefit of the Issuing Bank and Lenders), and creates in the Administrative Lender's favor (for the benefit of the Issuing Bank and Lenders) a Lien in, all money, instruments and securities at any time held in or acquired in connection with the L/C Cash Collateral Account, together with all proceeds thereof. The L/C Cash Collateral Account shall be under the sole dominion and control of the Administrative Lender and the Borrower shall have no right to withdraw or to cause the Administrative Lender to withdraw any funds deposited in the L/C Cash Collateral Account. At any time and from time to time, upon the Administrative Lender's request, the Borrower promptly shall execute and deliver any and all such further instruments and documents, including UCC financing statements, as may be necessary, appropriate or desirable in the Administrative Lender's judgment to obtain the full benefits (including perfection and priority) of the security interest created or intended to be created by this paragraph (ii) and of the rights and powers herein granted. The Borrower shall not create or suffer to exist any Lien on any amounts or investments held in the L/C Cash Collateral Account other than the Lien granted under this paragraph.

        (iii) The Administrative Lender shall (A) apply any funds in the L/C Cash Collateral Account on account of Reimbursement Obligations when the same become due and payable if and to the extent that the Borrower shall fail directly to pay such Reimbursement Obligations and (B) after the Maturity Date and provided no Letters of Credit are outstanding, apply any proceeds remaining in the L/C Cash Collateral Account first to pay any unpaid Obligations then outstanding hereunder and then to refund any remaining amount to the Borrower.

         (iv) The Borrower, no more than once in any calendar month, may direct the Administrative Lender to invest the funds held in the L/C Cash Collateral Account (so long as the aggregate amount of such funds exceeds any relevant minimum investment requirement) in (A) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof and (B) one or more other types of investments permitted by the Determining Lenders, in each case with such maturities as the Borrower, with the consent of the Determining Lenders, may specify, pending application of such funds on account of Reimbursement Obligations or on account of other Obligations, as the case may be. In the absence of any such direction from the Borrower, the Administrative Lender shall invest the funds held in the L/C Cash Collateral Account (so long as the aggregate amount of such funds exceeds any relevant minimum investment requirement) in one or more types of investments with the consent of the Determining Lenders with such maturities as the Administrative Lender, with the consent of the Determining Lenders, may specify, pending application of such funds on account of Reimbursement Obligations or on account of other Obligations, as the case may be. All such investments shall be made in the Administrative Lender's name for the account of the Lenders. The Borrower recognizes that any losses or taxes with respect to such investments shall be borne solely by the Borrower, and the Borrower agrees to hold the Administrative Lender and the Lenders harmless from any and all such losses and taxes. Administrative Lender may liquidate any investment held in the L/C Cash Collateral Account in order to apply the proceeds of such investment on account of the Reimbursement Obligations (or on account of any other Obligation then due and payable, as the case may be) without regard to whether such investment has matured and without liability for any penalty or other fee incurred (with respect to which the Borrower hereby agrees to reimburse the Administrative Lender) as a result of such application.

          (v) The Borrower shall pay to the Administrative Lender the fees customarily charged by the Issuing Bank with respect to the maintenance of accounts similar to the L/C Cash Collateral Account.

                                 ARTICLE 3

                           Conditions Precedent

     Section 3.1 Conditions Precedent to the Initial Revolving Credit Advances and the Initial Letters of Credit. The obligation of each Lender to sign this Agreement and to make any Revolving Credit Advance, and the obligation of the Issuing Bank to issue Letters of Credit is subject to receipt by the Administrative Lender of the following, in form and substance satisfactory to each Lender, with a copy (except for the Revolving Credit Notes) for each Lender, or satisfaction of the following:

     (a) a loan certificate of the Borrower certifying as to the accuracy of its representations and warranties in the Loan Papers, certifying that no Default has occurred, and including a certificate of incumbency with respect to each Authorized Signatory, and including (i) a copy of the certificate of incorporation of the Borrower, certified to be true, complete and correct by the secretary of state of its state of incorporation, (ii) a copy of the by-laws of the Borrower, as in effect on the Agreement Date, (iii) a copy of the resolutions of the Borrower authorizing it to execute, deliver and perform this Agreement, the Revolving Credit Notes and the other Loan Papers to which it is a party, and (iv) a copy of a certificate of good standing and a certificate of existence for its state of incorporation and each state in which it is qualified to do business;

     (b) duly executed Revolving Credit Notes, payable to the order of each Lender and in an amount for each Lender equal to its Specified Percentage of the Commitment;

     (c) opinions of counsel to the Borrower and the Subsidiaries addressed to the Lenders and in form and substance satisfactory to the Lenders, dated the Agreement Date, and covering the matters set forth in Sections 4.1(a),
(b), (c), (g), (l), (m) and (o) and such other matters incident to the transactions contemplated hereby as the Administrative Lender or Special Counsel may reasonably request;

     (d) reimbursement for the Administrative Lender for Special Counsel's reasonable fees not to exceed $7,500 and expenses rendered through the Agreement Date;

     (e) evidence that all corporate or other proceedings of the Borrower and Subsidiaries taken in connection with the transactions contemplated by this Agreement and the other Loan Papers shall be reasonably satisfactory in form and substance to the Lenders and Special Counsel; and the Lenders shall have received copies of all documents or other evidence which the Administrative Lender, Special Counsel or any Lender may reasonably request in connection with such transactions;

     (f)  any fees required to be paid pursuant to the Fee Letter; and

     (g) in form and substance satisfactory to the Lenders and Special Counsel, such other documents, instruments and certificates as the Administrative Lender or any Lender may reasonably require in connection with the transactions contemplated hereby, including without limitation the status, organization or authority of the Borrower or any Subsidiary or any other Person executing a Loan Paper, and the enforceability of the Obligation.

     Section 3.2 Conditions Precedent to All Revolving Credit Advances and Letters of Credit. The obligation of each Lender to make each Revolving Credit Advance hereunder, and the obligation of the Issuing Bank to issue each Letter of Credit hereunder is subject to fulfillment of the following conditions immediately prior to or contemporaneously with each such Advance or issuance:

     (a) With respect to Revolving Credit Advances other than Refinancing Advances and each issuance of a Letter of Credit, (i) all of the representations and warranties of the Borrower under this Agreement, which, pursuant to Section 4.2 hereof, are made at and as of the time of such Revolving Credit Advance or issuance, shall be true and correct at such time in all material respects, both before and after giving effect to the application of the proceeds of such Revolving Credit Advance or issuance and
(ii) no event or circumstance has occurred and is continuing which could reasonably be expected to have a Material Adverse Effect;

     (b) The incumbency of the Authorized Signatories shall be as stated in the certificate of incumbency delivered in the Borrower's loan certificate pursuant to Section 3.1(a) or as subsequently modified and reflected in a certificate of incumbency delivered to the Administrative Lender. The Lenders may, without waiving this condition, consider it fulfilled and a representation by the Borrower made to such effect if no written notice to the contrary, dated on or before the date of such Revolving Credit Advance or issuance, is received by the Administrative Lender from the Borrower prior to the making of such Revolving Credit Advance or issuance;

     (c) There shall not exist a Default hereunder, with respect to Revolving Credit Advances other than Refinancing Advances, or with respect to the issuance of Letters of Credit, or an Event of Default, with respect to any Refinancing Advance, and, with respect to each Revolving Credit Advance other than a Refinancing Advance, and with respect to issuance of each Letter of Credit, the Administrative Lender shall have received written or telephonic certification thereof by an Authorized Signatory (which certification, if telephonic, shall be followed promptly by written certification);

     (d) The aggregate Revolving Credit Advances and amounts available for draw under Letters of Credit, after giving effect to such proposed Revolving Credit Advance or Letter of Credit, shall not exceed the maximum principal amount then permitted to be outstanding hereunder; and

     (e) The Administrative Lender shall have received all such other certificates, reports, statements, opinions of counsel or other documents as the Administrative Lender or any Lender may reasonably request; provided, however, that the obligation of each Lender to make a Revolving Credit Advance pursuant to Section 2.16(c) shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, (i) the occurrence of any Default or Event of Default, (ii) the failure of the Borrower to satisfy any condition set forth in this Section 3.2, or (iii) any other circumstance, happening or event whatsoever, except that the conditions precedent set forth in Sections 3.1 and 3.2 with respect to the Letter of Credit for which such Revolving Credit Advance is made pursuant to Section 2.16(c) shall have been satisfied in full at the time of the issuance of such Letter of Credit.

                                 ARTICLE 4

                      Representations and Warranties

     Section 4.1 Representations and Warranties. The Borrower hereby represents and warrants to each Lender as follows:

     (a) Organization; Power; Qualification. As of the Agreement Date, the respective jurisdiction of incorporation and percentage ownership by the Borrower or another Subsidiary of the Subsidiaries listed on Schedule 3 are true and correct. As of the Agreement Date, the Borrower has no Restricted Subsidiaries. Each of the Borrower and its Restricted Subsidiaries is a corporation, partnership or joint venture, as designated on Schedule 3, duly organized, validly existing and in good standing under the laws of its state of organization. Each of the Borrower and its Restricted Subsidiaries has the corporate or other power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted. Each of the Borrower and its Restricted Subsidiaries is duly qualified, in good standing and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization except where the failure to be so qualified or authorized would not have a Material Adverse Effect.

     (b) Authorization. The Borrower has corporate power and has taken all necessary corporate action to authorize it to borrow hereunder. Each of the Loan Parties has corporate or other power and has taken all necessary corporate or other action to execute, deliver and perform the Loan Papers to which it is party in accordance with the terms thereof, and to consummate the transactions contemplated thereby. Each Loan Paper has been duly executed and delivered by the Loan Party executing it. Each of the Loan Papers to which the Loan Parties are party is a legal, valid and binding respective obligation of the Loan Party executing it, enforceable in accordance with its terms, subject to the following qualifications: (i) equitable principles generally, and (ii) Debtor Relief Laws (insofar as any such law relates to the bankruptcy, insolvency or similar event of any Loan Party).

     (c)  Compliance with Other Loan Papers and Contemplated Transactions.
The execution, delivery and performance by the Loan Parties of the Loan Papers to which they are respectively a party, and the consummation of the transactions contemplated thereby, do not and will not (i) require any consent or approval not already obtained, (ii) violate any Applicable Law, (iii) conflict with, result in a breach of, or constitute a default under the articles of incorporation, by-laws, articles of partnership, partnership agreements or similar governing documents of any Loan Party, or under any Necessary Authorization, indenture, agreement or other instrument, to which any Loan Party is a party or by which they or their respective properties may be bound, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party, except Permitted Liens.

     (d) Licenses, etc. All Necessary Authorizations which are material have been duly obtained, and are in full force and effect without any known conflict with the rights of others and free from any unduly burdensome restrictions which could reasonably be expected to have a Material Adverse Effect. The Borrower and its Restricted Subsidiaries are and will continue to be in compliance in all material respects with all provisions thereof. No circumstance exists which might impair the utility of the Necessary Authorization or the right to renew such Necessary Authorization the effect of which would have a Material Adverse Effect. No Necessary Authorization which could reasonably be expected to have a Material Adverse Effect is the subject of any pending or, to the best of the Borrower's knowledge, threatened challenge, suspension, cancellation or revocation.

     (e) Compliance with Law. The Borrower and its Restricted Subsidiaries are in compliance in all respects with all Applicable Laws, except where the failure to so comply would not have a Material Adverse Effect.

     (f) Title to Properties. The Borrower and its Restricted Subsidiaries have good and indefeasible title to, or a valid leasehold interest in, all of their material assets. None of their assets are subject to any Liens, except Permitted Liens. No effective financing statement or other Lien filing (except relating to Permitted Liens) is on file in any state or jurisdiction that names the Borrower or any of its Restricted Subsidiaries as debtor or covers (or purports to cover) any assets of the Borrower or any of its Restricted Subsidiaries. The Borrower and its Restricted Subsidiaries have not signed any such financing statement or filing, nor any security agreement authorizing any Person to file any such financing statement or filing.

     (g) Litigation. Except as reflected on Schedule 2 hereto, there is no action, suit or proceeding pending against, or, to the best of the Borrower's knowledge, threatened against the Borrower or any of its Restricted Subsidiaries, or in any other manner relating directly and adversely to the Borrower or any of its Restricted Subsidiaries, or any of their properties, in any court or before any arbitrator of any kind or before or by any governmental body in which the amount claimed (in excess of applicable insurance) exceeds $1,000,000.

     (h) Taxes. All federal, state and other tax returns of the Borrower and its Subsidiaries required by law to be filed have been duly filed and all federal, state and other taxes, assessments and other governmental charges or levies upon the Borrower and its Subsidiaries or any of their respective properties, income, profits and assets, which are due and payable, have been paid, unless the same are being diligently contested in good faith by appropriate proceedings, with adequate reserves established therefor, and no Lien has attached and no foreclosure, distraint, sale or similar proceedings have been commenced. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of their respective taxes are, in the reasonable judgment of the Borrower, adequate.

     (i) Financial Statements; Material Liabilities. The Borrower has furnished or caused to be furnished to the Lenders copies of its August 31, 1995 and November 30, 1995 financial statements, which present fairly in accordance with GAAP the financial position of the Borrower and its Subsidiaries as at such dates and the results of operations for the periods then ended. The Borrower and its Subsidiaries taken as a whole have no material liabilities, contingent or otherwise, nor material losses, except as set forth in the August 31, 1995 financial statements.

     (j) No Adverse Change. Since August 31, 1995, no event or circumstances has occurred or arisen that could have a Material Adverse Effect.

     (k) ERISA. None of the Borrower or its Controlled Group maintains or contributes to any Plan other than those disclosed to the Administrative Lender in writing. Each such Plan (other than any Multiemployer Plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code, and any other applicable Federal or state law, rule or regulation. With respect to each Plan (other than any Multiemployer Plan) of the Borrower and each member of its Controlled Group, all reports required under ERISA or any other Applicable Law to be filed with any governmental authority, the failure of which to file could reasonably result in liability of the Borrower or any member of its Controlled Group in excess of $1,000,000 have been duly filed. All such reports are true and correct in all material respects as of the date given. No Plan of the Borrower or any member of its Controlled Group has been terminated under Section 4041(c) of ERISA nor has any accumulated funding deficiency (as defined in Section 412(a) of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested the result of which could reasonably be expected to have Material Adverse Effect. None of the Borrower or any member of its Controlled Group has failed to make any contribution or pay any amount due or owing as required under the terms of any such Plan, or by Section 412 of the Code or Section 302 of ERISA by the due date under Section 412 of the Code and Section 302 of ERISA the result of which could reasonably be expected to have Material Adverse Effect. There has been no ERISA Event or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Plan or its related trust of the Borrower or any member of its Controlled Group since the effective date of ERISA. The present value of the benefit liabilities, as defined in Title IV of ERISA, of each Plan subject to Title IV of ERISA (other than a Multiemployer Plan) of the Borrower and each member of its Controlled Group does not exceed by more than $1,000,000 the present value of the assets of each such Plan as of the most recent valuation date using each such Plan's actuarial assumptions at such date. There are no pending, or to the best of the Borrower's knowledge threatened, claims, lawsuits or actions (other than routine claims for benefits in the ordinary course) asserted or instituted against, and neither the Borrower nor any member of its Controlled Group has knowledge of any threatened litigation or claims against, the assets of any Plan or its related trust or against any fiduciary of a Plan with respect to the operation of such Plan the result of which could reasonably be expected to have Material Adverse Effect. None of the Borrower or, to the best of the Borrower's knowledge, any member of its Controlled Group has engaged in any prohibited transactions, within the meaning of Section 406 of ERISA or Section 4975 of the Code, in connection with any Plan the result of which could reasonably be expected to have Material Adverse Effect. None of the Borrower or any member of its Controlled Group has withdrawn from any Multiemployer Plan, nor has incurred or reasonably expects to incur (A) any liability under Title IV of ERISA (other than premiums due under Section 4007 of ERISA to the PBGC), (B) any withdrawal liability (and no event has occurred which with the giving of notice under Section 4219 of ERISA would result in such liability) under
Section 4201 of ERISA as a result of a complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) from a Multiemployer Plan, or
(C) any liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA. None of the Borrower, any member of its Controlled Group, or any organization to which the Borrower or any member of its Controlled Group is a successor or parent corporation within the meaning of ERISA Section 4069(b), has engaged in a transaction within the meaning of ERISA Section 4069 the result of which could reasonably be expected to have Material Adverse Effect. None of the Borrower or any member of its Controlled Group maintains or has established any Plan, which is a material welfare benefit plan within the meaning of Section 3(1) of ERISA and which provides for continuing benefits or coverage for any participant or any beneficiary of any participant after such participant's termination of employment, except as may be required by the Consolidated Omnibus
Budget Reconciliation Act of 1985, as amended ("COBRA") and the regulations thereunder. Each of Borrower and its Controlled Group which maintains a Plan which is a welfare benefit plan within the meaning of Section 3(1) of ERISA has complied in all material respects with any applicable notice and continuation requirements of COBRA and the regulations thereunder, except to the extent that the failure to so comply could not reasonably be expected to have a Material Adverse Effect. None of the Borrower or any member of its Controlled Group maintains, has established, or has ever participated in a multiemployer welfare benefit arrangement within the meaning of Section 3(40)(A) of ERISA.

     (l) Compliance with Regulations G, T, U and X. Neither the Borrower nor any of its Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, and no part of the proceeds of the Revolving Credit Advances or any Letters of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. No assets of the Borrower and its Restricted Subsidiaries are margin stock. None of the Borrower and its Subsidiaries nor any agent acting on their behalf, have taken or will knowingly take any action which might cause this Agreement or any other Loan Papers to violate any regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect.

     (m) Governmental Regulation. The Borrower and its Restricted Subsidiaries are not required to obtain any Necessary Authorization that has not already been obtained from, or effect any material filing or registration that has not already been effected with, any federal, state or local regulatory authority in connection with the execution and delivery of this Agreement or any other Loan Paper, or the performance thereof (other than any enforcement of remedies by the Administrative Lender on behalf of the Lenders, in accordance with their respective terms, including any borrowings hereunder.

     (n) Absence of Default. The Borrower and its Restricted Subsidiaries are in compliance in all respects with all of the provisions of their articles of incorporation, by-laws, articles of partnership, partnership agreement or other governing documents, and no event has occurred or failed to occur, which has not been remedied or waived, the occurrence or non-occurrence of which constitutes, or which with the passage of time or giving of notice or both would constitute, (i) an Event of Default or (ii) a default by the Borrower or any of its Restricted Subsidiaries under any material indenture, agreement or other instrument, or any judgment, decree or order to which the Borrower or any of its Restricted Subsidiaries or by which they or any of their material properties is bound.

     (o) Investment Company Act. Neither the Borrower nor any of its Subsidiaries is required to register under the provisions of the Investment Company Act of 1940, as amended. Neither the entering into or performance by the Borrower of this Agreement nor the issuance of the Notes violates any provision of such act or requires any consent, approval, or authorization of, or registration with, the Securities and Exchange Commission or any other governmental or public body of authority pursuant to any provisions of such act.

     (p) Environmental Matters. Neither the Borrower nor any of its Restricted Subsidiaries has any actual knowledge or reason to believe that any substance deemed hazardous by any Applicable Environmental Law, has been installed on any real property now owned by the Borrower or any of its Restricted Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The Borrower and its Restricted Subsidiaries have complied in all respects with all Applicable Environmental Laws except to the extent that the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Borrower and its Restricted Subsidiaries are not in violation in any respects of or subject to any existing, pending or, to the best of the Borrower's knowledge, threatened investigation or inquiry by any governmental authority or to any material remedial obligations under any Applicable Environmental Laws, except to the extent that the results of such investigation, inquiry or remedial obligation would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to any real property of the Borrower and its Restricted Subsidiaries. The Borrower and its Restricted Subsidiaries have obtained all material permits, licenses or similar authorizations necessary to construct, occupy, operate or use any buildings, improvements, fixtures, and equipment forming a part of any real property of the Borrower or any Restricted Subsidiary by reason of any Applicable Environmental Laws, except where the failure to obtain such authorization would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. The Borrower and its Restricted Subsidiaries undertook, at the time of acquisition of any real property, reasonable inquiry into the previous ownership and uses of such real property consistent with good commercial or customary practice as applied and used in the real estate industry at the time of each such acquisition. The Borrower and its Restricted Subsidiaries have taken all reasonable steps to determine, and the Borrower and its Restricted Subsidiaries have no actual knowledge or reason to believe, after reasonable investigation, that any hazardous substances or solid wastes have been disposed of or otherwise released on or to the real property of the Borrower or any of its Restricted Subsidiaries, within the meaning of the Applicable Environmental Laws, except to the extent that the failure to so depose or release, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     (q) Certain Fees. No broker's, finder's or other fee or commission will be payable by the Borrower or any of its Subsidiaries (other than to the Lenders hereunder) with respect to the making of the Commitments or the Revolving Credit Advances or the issuance of the Letters of Credit hereunder. The Borrower agrees to indemnify and hold harmless the Administrative Lender and each Lender from and against any claims, demand, liability, proceedings, costs or expenses asserted with respect to or arising in connection with any such fees or commissions.

     (r) Necessary Authorizations. No event has occurred which permits (or with the passage of time would permit) the revocation or termination of any Necessary Authorization, or which could result in the imposition of any restriction thereon, of such a nature that could reasonably be expected to have a Material Adverse Effect.

     (s) Patents, Etc. The Borrower and its Restricted Subsidiaries have obtained all patents, trademarks, service-marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their business as presently conducted and as proposed to be conducted. Nothing has come to the attention of the Borrower or any of its Restricted Subsidiaries to the effect that (i) any process, method, part or other material presently contemplated to be employed by the Borrower or any Restricted Subsidiary may infringe any patent, trademark, service-mark, trade name, copyright, license or other right owned by any other Person, or (ii) there is pending or overtly threatened any claim or litigation against or affecting the Borrower or any Restricted Subsidiary contesting its right to sell or use any such process, method, part or other material, provided with respect to clauses (i) and (ii) that such events are limited to those which could reasonably be expected to have a Material Adverse Effect.

     (t) Disclosure. Neither this Agreement nor any other document, certificate or statement which has been furnished to any Lender by or on behalf of the Borrower or any Subsidiary in connection herewith contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statement contained herein and therein not misleading at the time it was furnished. There is no fact known to the Borrower and not known to the public generally that could reasonably be expected to materially adversely affect the assets or business of the Borrower and its Restricted Subsidiaries, or in the future could reasonably be expected (so far as the Borrower can now foresee) to have a Material Adverse Effect, which has not been set forth in this Agreement or in the documents, certificates and statements furnished to the Lenders by or on behalf of the Borrower prior to the date hereof in connection with the transaction contemplated hereby.

     (u) Solvency. The Borrower is, and Borrower and its Restricted Subsidiaries on a consolidated basis are, Solvent.

     Section 4.2 Survival of Representations and Warranties, etc. All representations and warranties made under this Agreement and the other Loan Papers shall be deemed to be made at and as of the Agreement Date and at and as of the date of each Revolving Credit Advance and issuance of each Letter of Credit, and each shall be true and correct when made, except to the extent
(a) previously fulfilled in accordance with the terms hereof, (b) applicable to a specific date or otherwise subsequently inapplicable or modified to give effect to the transactions expressly permitted hereby, or (c) previously waived in writing by the Determining Lenders with respect to any particular factual circumstance. All such representations and warranties shall survive, and not be waived by, the execution hereof by any Lender, any investigation or inquiry by any Lender, or by the making of any Revolving Credit Advance or the issuance of any Letter of Credit under this Agreement.

                                 ARTICLE 5

                            Business Covenants

     So long as any of the Obligations are outstanding and unpaid or the Commitment is outstanding (whether or not the conditions to borrowing have been or can be fulfilled):

     Section 5.1 Maintenance of Property, Insurance, Accounting Practices, Corporate Existence. The Borrower covenants and agrees to, and will cause each of its Restricted Subsidiaries to:

     (a) Maintain its material property in good condition and make all necessary renewals, replacements, additions, betterments and improvements thereto, consistent with sound business practice and as is customary in the case of corporations or other entities of established reputation engaged in the same or a similar business and similarly situated;

     (b) Maintain, with financially sound and reputable insurers, or through its own program of self-insurance established in accordance with sound and appropriate practices, insurance with respect to its material properties and business against such casualties and contingencies, of such types, and in such amounts as is customary in the case of corporations or other entities of established reputation engaged in the same or a similar business and similarly situated;

     (c) Keep books of record and accounts in which entries will be made of all of its business transactions, and will reflect in it financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP;

     (d) Do or cause to be done all things necessary to preserve and keep in full force and effect its material rights;

     (e) Do or cause to be done all things necessary to preserve and keep in full force and effect its existence (except as may be specifically permitted by this Agreement); and

     (f) Cause to be paid and discharged (i) all lawful tax assessments and governmental charges imposed from the income or profits of the Borrower and its Restricted Subsidiaries or upon any property belonging to the Borrower or any Restricted Subsidiary and (ii) all lawful claims, whether for labor, materials, supplies, services or anything else, which have become due and payable and which by law have or may become a Lien upon the property of the Borrower or any of its Restricted Subsidiaries; provided, however, that the Borrower and its Restricted Subsidiaries shall not be required to cause to be paid or discharged any such tax assessment, charge or claim so long as the amount, applicability or validity thereof shall be contested in good faith by appropriate proceedings, and adequate book reserves shall have been established to the extent required by GAAP with respect thereto.

     Section 5.2 Inspection of Properties and Books. The Borrower covenants and agrees that it will permit, and will cause each of its Restricted Subsidiaries to permit, any Lender, upon (i) reasonable request, if such request is prior to the occurrence of a Default or an Event of Default or
(ii) request, if such request is after the occurrence of a Default or an Event of Default, to any Authorized Officer, to visit and inspect any of the properties of, to examine the books of account and records of the Borrower or any of its Restricted Subsidiaries and to take extracts therefrom and to discuss the affairs, finances or accounts of the Borrower or any of its Restricted Subsidiaries, and to be advised as to the same by the officers of the Borrower, at all such times during normal business hours, in such detail and through such agents and representatives as such Bank may reasonably desire.

     Section 5.3    Merger and Sale of Assets.

     (a) The Borrower covenants and agrees that it will not, and will cause each of its Restricted Subsidiaries to not, directly or indirectly (i) sell, transfer or otherwise dispose of any of its assets (whether now owned or hereafter acquired) or (ii) enter into any arrangement with any Person, whereby the Borrower or any such Restricted Subsidiary shall sell or transfer any property, whether now owned or hereafter acquired, used or useful in its business, and thereafter rent or lease the property so sold or transferred ("Sale-Leaseback"), except (i) sales of inventory or equipment in the ordinary course of business, (ii) dispositions of obsolete inventory or equipment, waste or by-product material in the ordinary course of business, (iii) dispositions of Cash Equivalents or cash in the ordinary course of business and (iv) other dispositions of property and Sale-Leasebacks (A) for not less than the fair market value of such property and (B) provided the aggregate Net Proceeds of all such dispositions and Sale-Leasebacks during any fiscal year shall not exceed 5% of the consolidated total assets of the Borrower and its Subsidiaries as of the end of the immediately preceding fiscal year.

     (b) The Borrower covenants and agrees that it will not, and will cause each of its Restricted Subsidiaries to not, merge into or consolidate with any other Person; provided, however, if after giving effect to any such merger or consolidation, (i) the business of the Borrower or any such Restricted Subsidiary, as appropriate, will not be materially changed and (ii) the Borrower or any such Subsidiary, as appropriate, will not be in default in respect of any of the covenants contained in any material agreement, including, without limitation, this Agreement, to which the Borrower or any such Restricted Subsidiary is a party or by which its property may be bound,

          (1) any Person may merge or consolidate with the Borrower, provided that the Borrower shall be the continuing and surviving corporation, and

          (2) any such Subsidiary may merge with or consolidate with any Person, provided that, unless such merger or consolidation shall be with the Borrower, such Restricted Subsidiary shall be the continuing and surviving corporation.

     Section 5.4 Net Worth. The Borrower covenants and agrees that it will not allow its Net Worth at any time to be less than the sum of (i) $150,000,000 plus (ii) 50% of Consolidated Net Income (excluding Consolidated Net Income for any fiscal quarter in which Consolidated Net Income was a negative number) earned on or after the Agreement Date, plus (iii) 75% of the Net Cash Proceeds of any equity issues of the Borrower's Capital Stock in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, after the Agreement Date.

     Section 5.5 Contingent Liabilities. The Borrower covenants and agrees that it will not, and will cause each of its Restricted Subsidiaries to not, guarantee, endorse, contingently agree to purchase, or otherwise become liable, directly or indirectly, upon the obligation of or in connection with the earnings, the assets, the stock, or the dividends of any other Person (other than the Borrower or any such Restricted Subsidiary), except (i) endorsements in the ordinary course of business of negotiable instruments for deposit or collection, (ii) Existing Debt, and (iii) guarantees and contingent obligations incurred after the Agreement Date not to exceed $5,000,000 in aggregate principal amount.

     Section 5.6 Incurrence and Retention of Debt. The Borrower covenants and agrees that it will not, and will cause each Restricted Subsidiary to not, incur, create, assume, or suffer to exist any Debt except (a) the Obligations,
(b) Existing Debt, (c) Debt in respect of contingent obligations to the extent permitted under Section 5.5, (d) Debt in respect of Interest Rate Protection Agreements, (e) Debt of the Borrower or a Restricted Subsidiary to a Restricted Subsidiary or the Borrower, provided that any such Debt shall be subject to a subordination agreement in form and substance satisfactory to the Administrative Lender, and (f) other Debt in an aggregate amount not to exceed $50,000,000 at any time outstanding.

     Section 5.7 Investments. The Borrower will not, and will cause each of its Restricted Subsidiaries to not, make or permit to remain any Investment other than a Permitted Investment.

     Section 5.8 Notice of Litigation. The Borrower covenants and agrees that it will, and will cause each of its Restricted Subsidiaries to, promptly give notice in writing to the Lenders (i) of any litigation to which the Borrower or any such Restricted Subsidiary becomes a party, if (A) the amount in controversy exceeds $1,000,000 and (B) the Borrower's insurance carrier does not acknowledge coverage with respect to such litigation, and (ii) of all proceedings before any governmental or regulatory agencies (A) affecting or potentially affecting the business or property of the Borrower or any such Restricted Subsidiary in an amount in excess of $1,000,000 or (B) materially affecting the ability of the Borrower or any such Restricted Subsidiary to perform their respective covenants and obligations hereunder or under any other obligations owed any Lender.

     Section 5.9 Leverage Ratio. The Borrower covenants and agrees that it will not allow the Leverage Ratio to be greater than 2.00 to 1 at the end of any fiscal quarter.

     Section 5.10 Liens. The Borrower covenants and agrees that it will not create, assume or suffer to exist, or permit any of its Restricted Subsidiaries to create, assume or suffer to exist, any Lien on any asset now owned or hereafter acquired by it except Permitted Liens. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, agree with any Person other than the Lenders hereunder that it shall not create, assume, incur, permit or suffer to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its assets.

     Section 5.11 Accounting Changes. The Borrower covenants and agrees that it will not, and will not permit any of its Restricted Subsidiaries to, make any change in its accounting treatment or financial reporting practices, except as permitted or required by GAAP in effect from time to time. The Borrower will not change its fiscal year or the calculation of its fiscal quarter ends without the prior written consent of the Determining Lenders, which consent shall not be unreasonably withheld.

     Section 5.12   Environmental Matters.

     (a) The Borrower covenants and agrees that it will not, and will not permit any of its Restricted Subsidiaries to, use, generate, manufacture, produce, store, release, discharge or dispose of on, under or about any real property owned or leased by the Borrower or any of its Restricted Subsidiaries (such owned or leased real property, the "Property"), or transport to or from the Property, any Hazardous Substance (as defined below), or permit any other Person to do so, where such could reasonably be expected to have a Material Adverse Effect.

     (b) The Borrower shall keep and maintain and shall cause each of its Restricted Subsidiaries to keep and maintain, the Property in compliance with any Environmental Law (as defined below) where the failure to do so could reasonably be expected to have a Material Adverse Effect.

     (c) In the event that any investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature (the "Remedial Work") with respect to the Property is required to be performed by the Borrower or any of its Restricted Subsidiaries under any applicable local, state or federal law or regulation, any judicial order, or by any governmental entity because of, or in connection with, the current or future presence, suspected presence, release or suspected release of a Hazardous Substance in or into the air, soil, groundwater or surface water at, on, under or within the Property (or any portion thereof) where the failure to perform such Remedial Work could reasonably be expected to have a Material Adverse Effect, the Borrower or such Restricted Subsidiary shall within thirty (30) days after written demand for performance thereof by the Lenders (or such shorter period of time as may be required under any applicable law, regulation, order or agreement), commence and thereafter diligently prosecute to completion, all such Remedial Work.

     (d) As used herein, (i) "Environmental Law" means any federal, state or local law, statute, ordinance, or regulation now or hereafter in effect pertaining to health, industrial hygiene, or the environmental conditions on, under or about the Property, and (ii) the term "Hazardous Substance" means those substances included within the definitions of "hazardous substances", "hazardous materials", "toxic substances", or "solid waste" under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq. and the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., and in the regulations promulgated pursuant to said laws, and such other substances, materials and wastes which are or become regulated under applicable local, state or federal law, or which are classified as hazardous or toxic under federal, state, or local laws or regulations.

     Section 5.13 ERISA Compliance. The Borrower covenants and agrees that it shall, and shall cause each of its Subsidiaries to (i) at all times, make prompt payment of all contributions required under all Plans and required to meet the minimum funding standard set forth in ERISA with respect to its Plans, (ii) after the discovery by an Authorized Officer, notify the Lenders immediately of any fact, including, but not limited to, any Reportable Event arising in connection with any of its Plans, which might constitute grounds for termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan, together with a statement, if requested by any Lender, as to the reason therefor and the action, if any, proposed to be taken with respect thereto, and (iii) not permit any Plan to be subject to any involuntary termination proceedings.

     Section 5.14 Business. The Borrower covenants and agrees that it will not, and will not permit any of its Restricted Subsidiaries to, engage in, directly or through other Persons, any business other than the businesses now carried on and other businesses related thereto.

     Section 5.15 Debt. The Borrower covenants and agrees that it will not, and will cause each of its Restricted Subsidiaries to not, default, beyond any notice, grace or cure period, in the performance of any agreement, term, covenant or condition contained in any agreement or instrument under or by which any Debt of the Borrower or any such Subsidiary is created, evidenced or secured, if the effect of such default is to cause or permit such Debt to become due before its stated maturity.

     Section 5.16 Transactions with Affiliates. The Borrower covenants and agrees that it will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction (including, but not limited to, the sale or exchange of property or the rendering of service) with any of its Affiliates, other than (a) in the ordinary course of business and upon fair and reasonable terms no less favorable than the Borrower or any such Restricted Subsidiary could obtain or could become entitled to in an arm's-length transaction with a Person which was not an Affiliate and (b) a line of credit extended to an Unrestricted Subsidiary in the aggregate principal amount of $5,400,000 bearing interest at a fixed rate of seven and one-half percent per annum.

     Section 5.17 Use of Proceeds. The Borrower shall use the proceeds of the Commitment to repurchase Capital Stock and for working capital and general corporate purposes.

     Section 5.18   Indemnity.

     (a) The Borrower agrees to defend, protect, indemnify and hold harmless the Administrative Lender, each Lender, each of their respective affiliates, and each of their respective (including such affiliates') officers, directors, employees, agents, attorneys, shareholders and consultants (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth herein) of each of the foregoing (collectively, "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect or consequential and whether based on any federal, state, or local laws and regulations, under common law or at equitable cause, or on contract, tort or otherwise, arising from or connected with the past, present or future operations of the Borrower or its predecessors in interest, or the past, present or future environmental condition of property of the Borrower or otherwise), in any manner relating to or arising out of this Agreement, the other Loan Papers, or any act, event or transaction or alleged act, event or transaction relating or attendant thereto, the making of any Participations in the Revolving Credit Advances or the Letters of Credit and the management of the Revolving Credit Advances or the Letters of Credit, INCLUDING IN CONNECTION WITH, OR AS A RESULT, IN WHOLE OR IN PART, OF ANY NEGLIGENCE OF ADMINISTRATIVE LENDER OR ANY LENDER (other than those matters raised exclusively by a Participant against the Administrative Lender or any Lender and not the Borrower), or the use or intended use of the proceeds of the Revolving Credit Advances or the Letters of Credit hereunder, or in connection with any investigation of any potential matter covered hereby, but excluding (i) any claim or liability that arises as the result of the gross negligence or willful misconduct of any Indemnitee, as finally judicially determined by a court of competent jurisdiction, and (ii) matters raised by one Lender against another Lender or by any shareholders of a Lender against a Lender or its management (collectively, "Indemnified Matters"). To the extent that any Indemnified Matter involves one or more Indemnitees, such Indemnitees shall use the same legal counsel unless any Indemnitee in its reasonable discretion determines that conflicts exist or may arise in connection with such representation.

     (b) In addition, the Borrower shall periodically, upon request, reimburse each Indemnitee for its reasonable legal and other actual expenses (including the cost of any investigation and preparation) incurred in connection with any Indemnified Matter. If for any reason the foregoing indemnification is unavailable to any Indemnitee or insufficient to hold any Indemnitee harmless with respect to Indemnified Matters, then the Borrower shall contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Borrower and the Borrower's stockholders on the one hand and such Indemnitee on the other hand but also the relative fault of the Borrower and such Indemnitee, as well as any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations under this Section shall be in addition to any liability which the Borrower may otherwise have, shall extend upon the same terms and conditions to each Indemnitee, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower, the Administrative Lender, the Lenders and all other Indemnitees. This Section shall survive any termination of this Agreement and payment of the obligations.

                                 ARTICLE 6

                                Information

     Section 6.1 Financial Statements and Other Reports by the Borrower. The Borrower will deliver to each Lender:

     (a) As soon as practicable after the end of each of the first three quarterly fiscal periods in each fiscal year of the Borrower, and in any event within 45 days thereafter, duplicate copies of consolidated combined balance sheets, statements of earnings, shareholders' equity and cash flows of the Borrower and its Subsidiaries for the portion of the fiscal year ending with such quarter; all in reasonable detail and accompanied by an Officer's Certificate certifying that the aforementioned financial statements present fairly the consolidated financial position of the Borrower and its Subsidiaries at the end of such quarter and the results of operations and the changes in financial position for the portion of the fiscal year ending with such quarter, determined in accordance with GAAP.

     (b) As soon as practicable after the end of each fiscal year of the Borrower and in any event within 90 days thereafter, duplicate copies of consolidated balance sheets, statements of earnings, shareholders' equity and cash flows of the Borrower and its Subsidiaries for such year; all in reasonable detail, prepared on a basis consistent with the financial statements delivered to all Lenders in prior periods and accompanied by an unqualified opinion and report of Ernst & Young LLP, or other independent certified accountants of recognized standing selected by the Borrower and reasonably consented to by Lenders, which report shall state that no Default or Event of Default under this Agreement has come to the knowledge of such accountants or, if such is not the case, the details of such Default or Event of Default.

     (c) As soon as practicable after the Borrower or any Subsidiary files with the S.E.C. any of the following documents and in any event within 10 days thereafter, a copy of:

          (i) Any final Registration Statement filed for the registration of any securities under the Securities Act of 1933, as amended;

         (ii) Each Annual and Periodic Report filed under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended;

        (iii) Each definitive Proxy Statement filed pursuant to the Securities Exchange Act of 1934, as amended; and together with any other document filed with the S.E.C. or the New York Stock Exchange, Inc., as may be requested by any Lender.

     (d)  Upon request by any Lender, copies of the following:

          (i) Each annual report/return, as well as all schedules and attachments required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the regulations promulgated thereunder, in connection with each of its Plans for each Plan year; and

         (ii) Such additional information concerning any of its Plans as may be reasonably requested.

     (e) Promptly upon the occurrence of a Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action is being taken or is proposed to be taken with respect thereto.

     (f) Promptly upon becoming aware thereof, notice of the commencement or filing (or of a threat to commence or file) of any action, suit or proceeding before any court or any federal, state, municipal or other governmental agency or authority involving claims for damages, fines or penalties in excess of $1,000,000 (after deducting any amount with respect to which the Borrower or any of its Restricted Subsidiaries is insured) against or in any other way relating to the Borrower or any of its Restricted Subsidiaries or any of their respective properties or businesses.

     (g) With reasonable promptness, such other data and information as from time to time may be reasonably requested by any Lender.

     Section 6.2 Officer's Certificate. Each set of financial statements delivered pursuant to Sections 6.1(a) and (b) shall be accompanied by an Officer's Certificate (a) stating whether there exists on the date of such certificate any Default or Event of Default, and if any such Default or Event of Default exists, specifying the nature and period of existence thereof and the action the Borrower is taking or proposes to take with respect thereto and
(b) containing calculations of compliance with Sections 5.3(a), 5.4, 5.5, 5.6 and 5.9.

                                 ARTICLE 7

                                  Default

     Section 7.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event, and whether voluntary, involuntary, or effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or non-governmental body:

     (a) The Borrower fails to make any payment of principal on any Note or any Reimbursement Obligation on the date such payment is due;

     (b) The Borrower fails to make any payment of interest on any Note, Reimbursement Obligation or any other costs, fees, expenses or other amounts payable hereunder or under the other Loan Papers within one Business Day after the date such payment is due;

     (c) The Borrower or any of its Restricted Subsidiaries fails to perform or observe (i) any covenant contained in Article 5 of this Agreement or (ii) any other covenant in this Agreement or any other Loan Paper to be performed or observed by it and such failure with respect to such other covenants continues for a period of 10 days;

     (d) Any warranty or representation by or on behalf of the Borrower or any of its Restricted Subsidiaries contained in this Agreement or any other Loan Paper is false or misleading in any material respect;

     (e) The Borrower or any of its Restricted Subsidiaries fails to make any payment due on any other Debt in an aggregate amount of at least $1,000,000 beyond any applicable grace period, including any extension thereof, or the Borrower or any of its Restricted Subsidiaries fails to perform or observe any other provision contained in any such Debt or any agreement securing or relating to such Debt if and only if the effect of such failure to make such payment or to perform or observe such other provision is to cause or permit the holder of such Debt or any Person acting on such holder's behalf to cause such Debt to become due or purchased prior to its stated maturity;

     (f)  The Borrower or any of its Subsidiaries (i) shall become insolvent,
(ii) shall fail to pay its debts generally as they become due, (iii) shall make a general assignment for the benefit of creditors, (iv) shall voluntarily seek, consent to, or acquiesce in the benefit of any Debtor Relief Law, (v) shall become a party to or is made the subject of any proceeding provided for by any Debtor Relief Law, other than as a creditor or claimant (unless, in the event such proceeding is involuntary, the petition instituting same is dismissed within 30 days after its filing), or (vi) take any corporate or other action for the purpose of effecting any of the foregoing;

     (g) The Borrower or any of its Restricted Subsidiaries fails to have discharged, within a period of 45 days after the expiration of all rights of appeal, any judgment, warrant of attachment, sequestration, or similar proceeding against any of its respective assets with a value, individually or collectively, in excess of $1,000,000;

     (h) Any material provision of any Loan Paper after delivery thereof hereunder shall for any reason cease to be valid and binding on the Person (other than any Lender) executing such Loan Paper, or the Borrower or such Person shall so state in writing;

     (i) A final judgment or judgments for the payment of money shall be entered by a court or courts against the Borrower or any of its Restricted Subsidiaries and such judgment or judgments remain unstayed or undischarged for a period of 30 days from the date of entry thereof and the aggregate amount of all such judgments exceeds $1,000,000 (net of actual insurance coverage if the Lenders receive evidence satisfactory to them that coverage exists);

     (j) With respect to any Plan of the Borrower or any member of its Controlled Group: (i) the Borrower, any such member, or any other party-in-interest or disqualified person shall engage in transactions which in the aggregate would reasonably result in a direct or indirect liability to the Borrower or any member of its Controlled Group in excess of $1,000,000 under
Section 409 or 502 of ERISA or Section 4975 of the Code; (ii) the Borrower or any member of its Controlled Group shall incur any accumulated funding deficiency, as defined in Section 412 of the Code, in the aggregate in excess of $1,000,000, or request a funding waiver from the Internal Revenue Service for contributions in the aggregate in excess of $1,000,000; (iii) the Borrower or any member of its Controlled Group shall incur any withdrawal liability in the aggregate in excess of $1,000,000 as a result of a complete or partial withdrawal within the meaning of Section 4203 or 4205 of ERISA, or any other liability with respect to a Plan in excess of $1,000,000, unless the amount of such liability has been funded within the Plan or pursuant to one or more insurance contracts; (iv) the Borrower or any member of its Controlled Group shall fail to make a required contribution by the due date under Section 412 of the Code or Section 302 of ERISA which would result in the imposition of a lien under Section 412 of the Code or Section 302 of ERISA; (v) the Borrower, any member of its Controlled Group or any Plan sponsor shall notify the PBGC of an intent to terminate, or the PBGC shall institute proceedings to terminate, or the PBGC shall institute proceedings to terminate, any Plan subject to Title IV of ERISA; (vi) a Reportable Event shall occur with respect to a Plan subject to Title IV of ERISA, and within 15 days after the reporting of such Reportable Event to the Administrative Lender, the Administrative Lender shall have notified the Borrower in writing that the Determining Lenders have made a determination that, on the basis of such Reportable Event, there are reasonable grounds for the termination of such Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan and as a result thereof an Event of Default shall have occurred hereunder; (vii) a trustee shall be appointed by a court of competent jurisdiction to administer any Plan or the assets thereof; (viii) the benefits of any Plan shall be increased, or the Borrower or any member of its Controlled Group shall begin to maintain, or begin to contribute to, any Plan, without the prior written consent of the Determining Lenders; or
(ix) any ERISA Event with respect to a Plan subject to Title IV of ERISA shall have occurred, and 30 days thereafter (A) such ERISA Event, other than such event described in clause (f) of the definition of ERISA Event herein, (if correctable) shall not have been corrected and (B) the then present value of such Plan's benefit liabilities, as defined in Title IV of ERISA, shall exceed the then current value of assets accumulated in such Plan; provided, however, that the events listed in subsections (v) through (ix) shall constitute Events of Default only if, as of the date thereof or any subsequent date, the amount of liability that the Borrower or any member of its Controlled Group reasonably is likely to incur in the aggregate under Section 4062, 4063, 4064, 4219 or 4023 of ERISA or any other provision of law with respect to all such Plans, computed by the actuary of the Plan taking into account any applicable rules and regulations of the PBGC at such time, and based on the actuarial assumptions used by the Plan, resulting from or otherwise associated with such event exceeds $1,000,000; or

     (k)  A Change of Control shall have occurred.

     Section 7.2 Remedies. If an Event of Default shall have occurred and shall be continuing:

     (a) With the exception of an Event of Default specified in Section 7.1(f) hereof, the Administrative Lender shall, upon the direction of the Determining Lenders, terminate the Commitment and/or declare the principal of and interest on the Revolving Credit Advances and all Obligations and other amounts owed under the Loan Papers to be forthwith due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything in the Loan Papers to the contrary notwithstanding.

     (b)  Upon the occurrence of an Event of Default specified in
Section 7.1(f) hereof, such principal, interest and other amounts shall thereupon and concurrently therewith become due and payable and the Commitment shall automatically forthwith terminate, all without any action by the Administrative Lender, any Lender or any holders of the Revolving Credit Notes and without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in the Loan Papers to the contrary notwithstanding.

     (c) If any Letter of Credit shall be then outstanding, the Administrative Lender may demand upon the Borrower to, and forthwith upon such demand, the Borrower shall, pay to the Administrative Lender in same day funds at the office of the Administrative Lender in such demand for deposit in the L/C Cash Collateral Account, an amount equal to 100% of the maximum amount available to be drawn under the Letters of Credit then outstanding.

     (d) The Administrative Lender may exercise all of the post-default rights granted to it under the Loan Papers or under Applicable Law.

     (e) The rights and remedies of the Administrative Lender hereunder shall be cumulative, and not exclusive.


                                 ARTICLE 8

                         Changes in Circumstances

     Section 8.1 LIBOR Basis Determination Inadequate. If with respect to any proposed LIBOR Advance for any Interest Period, any Lender determines that
(i) deposits in dollars (in the applicable amount) are not being offered to that Lender in the relevant market for such Interest Period or (ii) the LIBOR Basis for such proposed LIBOR Advance does not adequately cover the cost to such Lender of making and maintaining such proposed LIBOR Advance for such Interest Period, such Lender shall forthwith give notice thereof to the Borrower, whereupon until such Lender notifies the Borrower that the circumstances giving rise to such situation no longer exist, the obligation of such Lender to make LIBOR Advances shall be suspended.

     Section 8.2 Illegality. If any applicable law, rule or regulation, or any change therein or adoption thereof, or interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its LIBOR Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for such Lender (or its LIBOR Lending Office) to make, maintain or fund its LIBOR Advances, such Lender shall so notify the Borrower and the Administrative Lender. Before giving any notice to the Borrower pursuant to this Section, the notifying Lender shall designate a different LIBOR Lending Office or other lending office if such designation will avoid the need for giving such notice and will not, in the sole judgment of the Lender, be materially disadvantageous to the Lender. Upon receipt of such notice, notwithstanding anything contained in
Article 2 hereof, the Borrower shall repay in full the then outstanding principal amount of each LIBOR Advance owing to the notifying Lender, together with accrued interest thereon, on either (a) the last day of the Interest Period applicable to such Advance, if the Lender may lawfully continue to maintain and fund such Advance to such day, or (b) immediately, if the Lender may not lawfully continue to fund and maintain such Advance to such day. Concurrently with repaying each affected LIBOR Advance owing to such Lender, notwithstanding anything contained in Article 2 hereof, the Borrower shall borrow a Base Rate Advance from such Lender, and such Lender shall make such Base Rate Advance, in an amount such that the outstanding principal amount of the Revolving Credit Advances owing to such Lender shall equal the outstanding principal amount of the Revolving Credit Advances owing immediately prior to such repayment.

     Section 8.3    Increased Costs.

     (a) If any applicable law, rule or regulation, or any change in or adoption of any law, rule or regulation, or any interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by any Lender (or its LIBOR Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or compatible agency:

          (i) shall subject a Lender (or its LIBOR Lending Office) to any Tax (net of any tax benefit engendered thereby) with respect to its LIBOR Advances or its obligation to make such Advances, or shall change the basis of taxation of payments to a Lender (or to its LIBOR Lending Office) of the principal of or interest on its LIBOR Advances or in respect of any other amounts due under this Agreement, as the case may be, or its obligation to make such Advances (except for changes in the rate of tax on the overall net income, net worth or capital of the Lender and franchise taxes, doing business taxes or minimum taxes imposed upon such Lender); or

         (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, a Lender's LIBOR Lending Office or shall impose on the Lender (or its LIBOR Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its LIBOR Advances or its obligation to make such Advances;

and the result of any of the foregoing is to increase the cost to a Lender (or its LIBOR Lending Office) of making or maintaining any LIBOR Advances, or to reduce the amount of any sum received or receivable by a Lender (or its LIBOR Lending Office) with respect thereto, by an amount deemed by a Lender to be material ("Increased Advance Costs"), then, within 15 days after demand by a Lender, the Borrower agrees to pay to such Lender such additional amount as
will compensate such Lender for     such Increased Advance Costs, subject to
Section 10.9 hereof. The affected Lender will as soon as practicable notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different LIBOR Lending Office or other lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of the affected
Lender made in good faith, be materially disadvantageous to such Lender.

     (b) A certificate of any Lender claiming compensation under this Section and setting forth the additional amounts to be paid to it hereunder and calculations therefor shall be conclusive in the absence of manifest error.
In determining such amount, a Lender may use any reasonable averaging and attribution methods. If a Lender demands compensation under this Section, the Borrower may at any time, upon at least five Business Days' prior notice to the Lender, after reimbursement to the Lender by the Borrower in accordance with this Section of all costs incurred, prepay in full the then outstanding LIBOR Advances of the Lender, together with accrued interest thereon to the date of prepayment, along with any reimbursement required under Section 2.9 hereof. Concurrently with prepaying such LIBOR Advances, the Borrower shall borrow a Base Rate Advance from the Lender, and the Lender shall make such Base Rate Advance, in an amount such that the outstanding principal amount of the Revolving Credit Advances owing to such Lender shall equal the outstanding principal amount of the Revolving Credit Advances owing immediately prior to such prepayment.

     Section 8.4 Effect On Base Rate Advances. If notice has been given pursuant to Section 8.1, 8.2 or 8.3 hereof suspending the obligation of a Lender to make LIBOR Advances, or requiring LIBOR Advances of a Lender to be repaid or prepaid, then, unless and until the Lender notifies the Borrower that the circumstances giving rise to such repayment no longer apply, all Advances which would otherwise be made by such Lender as LIBOR Advances shall be made instead as Base Rate Advances.

     Section 8.5 Capital Adequacy. If either (a) the introduction of or any change in or in the interpretation of any law, rule or regulation or
(b) compliance by a Lender with any law, rule or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by a Lender or any corporation controlling such Lender, and such Lender determines that the amount of such capital is increased by or based upon the existence of such Lender's Commitment or Revolving Credit Advances hereunder and other commitments or advances of such Lender of this type, then, upon demand by such Lender, subject to Section 10.9, the Borrower shall immediately pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender with respect to such circumstances, to the extent that such Lender reasonably determines in good faith such increase in capital to be allocable to the existence of such Lender's Commitment hereunder. A certificate as to such amounts submitted to the Borrower by a Lender hereunder, shall, in the absence of manifest error, be conclusive and binding for all purposes.

                                 ARTICLE 9

                          AGREEMENT AMONG LENDERS

     Section 9.1 Agreement Among Lenders. The Lenders agree among themselves that:

     (a) Administrative Lender. Each Lender hereby appoints the Administrative Lender as its nominee in its name and on its behalf, to receive all documents and items to be furnished hereunder; to act as nominee for and on behalf of all Lenders under the Loan Papers; to, except as otherwise expressly set forth herein, take such action as may be requested by the Determining Lenders, provided that, unless and until the Administrative Lender shall have received such requests, the Administrative Lender may take such administrative action, or refrain from taking such administrative action, as it may deem advisable and in the best interests of the Lenders; to arrange the means whereby the proceeds of the Revolving Credit Advances of the Lenders are to be made available to the Borrower; to distribute promptly to each Lender information, requests and documents received from the Borrower, and each payment (in like funds received) with respect to any of such Lender's Revolving Credit Advances, fee or other amount; and to deliver to the Borrower requests, demands, approvals and consents received from the Lenders. Administrative Lender agrees to promptly distribute to each Lender, at such Lender's address set forth below information, requests, documents and payments received from the Borrower.

     (b) Replacement of Administrative Lender. Should the Administrative Lender or any successor Administrative Lender ever cease to be a Lender hereunder, or should the Administrative Lender or any successor Administrative Lender ever resign as Administrative Lender, or should the Administrative Lender or any successor Administrative Lender ever be removed with cause by the Determining Lenders, then the Lender appointed by the other Lenders shall forthwith become the Administrative Lender, and the Borrower and the Lenders shall execute such documents as any Lender may reasonably request to reflect such change. If the Administrative Lender also then serves in the capacity of the Issuing Bank, such resignation or removal shall constitute resignation or removal of the Issuing Bank. Any resignation or removal of the Administrative Lender or any successor Administrative Lender shall become effective upon the appointment by the Lenders of a successor Administrative Lender; provided, however, that if the Lenders fail for any reason to appoint a successor within 60 days after such removal or resignation, the Administrative Lender or any successor Administrative Lender (as the case may be) shall thereafter have no obligation to act as Administrative Lender hereunder.

     (c) Expenses. Each Lender shall pay its pro rata share, based on its Specified Percentage, of any expenses paid by the Administrative Lender directly and solely in connection with any of the Loan Papers if Administrative Lender does not receive reimbursement therefor from other sources within 60 days after the date incurred, unless payment of such fees is being diligently disputed by such Lender or the Borrower in good faith. Any amount so paid by the Lenders to the Administrative Lender shall be returned by the Administrative Lender pro rata to each paying Lender to the extent later paid by the Borrower or any other Person on the Borrower's behalf to the Administrative Lender.

     (d) Delegation of Duties. The Administrative Lender may execute any of its duties hereunder by or through officers, directors, employees, attorneys or agents, and shall be entitled to (and shall be protected in relying upon) advice of counsel concerning all matters pertaining to its duties hereunder.

     (e) Reliance by Administrative Lender. The Administrative Lender and its officers, directors, employees, attorneys and agents shall be entitled to rely and shall be fully protected in relying on any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telex or teletype message, statement, order, or other document or conversation reasonably believed by it or them in good faith to be genuine and correct and to have been signed or made by the proper Person and, with respect to legal matters, upon opinions of counsel selected the Administrative Lender. The Administrative Lender may, in its reasonable judgment, deem and treat the payee of any Revolving Credit Note as the owner thereof for all purposes hereof.

     (f) Limitation of Administrative Lender's Liability. Neither the Administrative Lender nor any of its officers, directors, employees, attorneys or agents shall be liable for any action taken or omitted to be taken by it or them hereunder in good faith and believed by it or them to be within the discretion or power conferred to it or them by the Loan Papers or be responsible for the consequences of any error of judgment, except for its or their own gross negligence or wilful misconduct. Except as aforesaid, the Administrative Lender shall be under no duty to enforce any rights with respect to any of the Revolving Credit Advances, or any security therefor.
The Administrative Lender shall not be compelled to do any act hereunder or to take any action towards the execution or enforcement of the powers hereby created or to prosecute or defend any suit in respect hereof, unless indemnified to its satisfaction against loss, cost, liability and expense.
The Administrative Lender shall not be responsible in any manner to any Lender for the effectiveness, enforceability, genuineness, validity or due execution of any of the Loan Papers, or for any representation, warranty, document, certificate, report or statement made herein or furnished in connection with any Loan Papers, or be under any obligation to any Lender to ascertain or to inquire as to the performance or observation of any of the terms, covenants or conditions of any Loan Papers on the part of the Borrower. To the extent not reimbursed by the Borrower, each Lender hereby jointly and severally indemnifies and holds harmless the Administrative Lender, pro rata according to its Specified Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and/or disbursements of any kind or nature whatsoever which may be imposed on, asserted against, or incurred by the Administrative Lender in any way with respect to any Loan Papers or any action taken or omitted by the Administrative Lender under the Loan Papers (including any negligent action of the Administrative Lender), except to the extent the same result from gross negligence or wilful misconduct by the Administrative Lender.

     (g) Liability Among Lenders. No Lender shall incur any liability (other than the sharing of expenses and other matters specifically set forth herein and in the other Loan Papers) to any other Lender, except for acts or omissions in bad faith.

     (h) Rights as Lender. With respect to its commitment hereunder, the Revolving Credit Advances made by it and Revolving Credit Note issued to it, the Administrative Lender shall have the same rights as a Lender and may exercise the same as though it were not the Administrative Lender, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Administrative Lender in its individual capacity. The Administrative Lender or any Lender may accept deposits from, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower and any of its Affiliates, and any Person who may do business with or own securities of the Borrower or any of its Affiliates, all as if the Administrative Lender were not the Administrative Lender hereunder and without any duty to account therefor to the Lenders.

     Section 9.2 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Lender or any other Lender and based upon the financial statements delivered to such Lender by the Borrower, and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Lender or any other Lender and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Papers.

     Section 9.3 Benefits of Article. None of the provisions of this Article shall inure to the benefit of any Person other than Lenders; consequently, no Person shall be entitled to rely upon, or to raise as a defense, in any manner whatsoever, the failure of the Administrative Lender or any Lender to comply with such provisions.

                                ARTICLE 10

                               Miscellaneous

     Section 10.1   Notices.

     (a) All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given on the date personally delivered or sent by telecopy (answerback received), or three days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one day after being entrusted to a reputable commercial overnight delivery service, or one day after being delivered to the telegraph office or sent out by telex addressed to the party to which such notice is directed at its address determined as provided in this Section. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

          (i)  If to the Borrower, at:

               Luby's Cafeterias, Inc.
               2211 Northeast Loop 410
               San Antonio, Texas 78217
               Attn:  Ron Riemenschneider

         (ii)  If to the Administrative Lender, at:

               NationsBank of Texas, N.A.
               901 Main Street, 67th Floor
               Dallas, Texas  75202
               Attn:  Douglas E. Hutt, Senior Vice President

        (iii) If to a Lender, at its address shown below its name on the signature pages hereof, or if applicable, set forth in its Assignment Agreement.

     (b) Any party hereto may change the address to which notices shall be directed by giving 10 days' written notice of such change to the other parties.

     Section 10.2   Expenses.  The Borrower shall promptly pay:

     (a) all reasonable out-of-pocket expenses of the Administrative Lender in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Papers, the transactions contemplated hereunder and thereunder, and the making of Revolving Credit Advances hereunder, including without limitation the reasonable fees (not to exceed $7,500) and disbursements of Special Counsel;

     (b) all reasonable out-of-pocket expenses and attorneys' fees of the Administrative Lender in connection with the administration of the transactions contemplated in this Agreement and the other Loan Papers and the preparation, negotiation, execution and delivery of any waiver, amendment or consent by the Lenders relating to this Agreement or the other Loan Papers; and

     (c) all costs, out-of-pocket expenses and attorneys' fees of the Administrative Lender and each Lender incurred for enforcement, collection, restructuring, refinancing and "work-out", or otherwise incurred in obtaining performance under the Loan Papers, and all costs and out-of-pocket expenses of collection if default is made in the payment of the Revolving Credit Notes, which in each case shall include without limitation fees and expenses of consultants, counsel for the Administrative Lender and any Lender, and administrative fees for the Administrative Lender.

     Section 10.3 Waivers. The rights and remedies of the Lenders under this Agreement and the other Loan Papers shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Administrative Lender or any Lender in exercising any right shall operate as a waiver of such right. The Lenders expressly reserve the right to require strict compliance with the terms of this Agreement in connection with any funding of a request for a Revolving Credit Advance or the issuance of any Letter of Credit. In the event that any Lender decides to fund a Revolving Credit Advance or the Issuing Bank decides to issue a Letter of Credit at a time when the Borrower is not in strict compliance with the terms of this Agreement, such decision by such Lender shall not be deemed to constitute an undertaking by the Lender to fund any further requests for Revolving Credit Advances or the Issuing Bank to honor any further requests for Letters of Credit or preclude the Lenders from exercising any rights available under the Loan Papers or at law or equity. Any waiver or indulgence granted by the Lenders shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Lenders at variance with the terms of the Agreement such as to require further notice by the Lenders of the Lenders' intent to require strict adherence to the terms of the Agreement in the future. Any such actions shall not in any way affect the ability of the Administrative Lender or the Lenders, in their discretion, to exercise any rights available to them under this Agreement or under any other agreement, whether or not the Administrative Lender or any of the Lenders are a party thereto, relating to the Borrower.

     Section 10.4 Determination by the Lenders Conclusive and Binding. Any material determination required or expressly permitted to be made by the Administrative Lender or any Lender under this Agreement shall be made in its reasonable judgment and in good faith, and shall when made, absent manifest error, be conclusive and binding on all parties.

     Section 10.5 Set-Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Lender and any subsequent holder of any Revolving Credit Note, and any assignee or participant (provided that the Borrower has consented to such participant as provided in Section 10.6(c)) in any Revolving Credit Note is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or any other Person, any such notice being hereby expressly waived, to set-off, appropriate and apply any deposits (general or special (except trust and escrow accounts), time or demand, including without limitation Debt evidenced by certificates of deposit, in each case whether matured or unmatured) and any other Debt at any time held or owing by such Lender or holder to or for the credit or the account of the Borrower, against and on account of the Obligations and other liabilities of the Borrower to such Lender or holder, irrespective of whether or not (a) the Lender or holder shall have made any demand hereunder, or (b) the Lender or holder shall have declared the principal of and interest on the Revolving Credit Advances and other amounts due hereunder to be due and payable as permitted by Section 7.2 and although such obligations and liabilities, or any of them, shall be contingent or unmatured. Any sums obtained by any Lender or by any assignee, participant or subsequent holder of any Note shall be subject to pro rata treatment of all Obligations and other liabilities hereunder.

     Section 10.6   Assignment.

     (a) The Borrower may not assign or transfer any of its rights or obligations hereunder or under the other Loan Papers without the prior written consent of the Lenders.

     (b) No Lender shall be entitled to assign its interest in this Agreement, its Notes or its Advances, except as hereinafter set forth.

     (c) A Lender may at any time sell participations in all or any part of its Advances, its portion of the Commitment, and all other interests of such Lender under this Agreement and the other Loan Papers, including but not limited to the Letters of Credit and the Reimbursement Obligations (collectively, "Participations") to any banks or other financial institutions ("Participants") provided that such Participation shall not confer on any Person (other than the parties hereto) any right to vote on, approve or sign amendments or waivers, or any other independent benefit or any legal or equitable right, remedy or other claim under this Agreement or any other Loan Papers, other than the right to vote on, approve, or sign amendments or waivers or consents with respect to items that would result in (i) any increase in the commitment of any Participant; or (ii)(A) the extension of the date of maturity of, or (B) the extension of the due date for any payment of principal, interest or fees respecting, or (C) the reduction of the amount of any installment of principal or interest on or the change or reduction of any mandatory reduction required hereunder, or (D) a reduction of the rate of interest on, the Revolving Credit Advances, the Letters of Credit or the Reimbursement Obligations, or change in Applicable Margin; or
(iii) the release of security for the Obligations, including without limitation any guarantee; or (iv) the reduction of any fees payable hereunder. Notwithstanding the foregoing, the Borrower agrees that, if the Borrower shall consent to any Participation (provided that consent is not required with respect to a Participation), the Participants shall be entitled to the benefits of Article 8 and Section 10.5 hereof as though they were Lenders.
The Borrower agrees that the Lenders may provide copies of all financial information received from the Borrower to such Participants. To the fullest extent it may effectively do so under Applicable Law, the Borrower agrees that any Participant may exercise any and all rights of banker's lien, set-off and counterclaim with respect to this Participation as fully as if such Participant were the holder of the Revolving Credit Advances in the amount of its Participation.

     (d) Each Lender may assign to one or more financial institutions or funds organized under the laws of the United States, or any state thereof, or under the laws of any other country that is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business (each, an "Assignee") its rights and obligations under this Agreement and the other Loan Papers; provided, however, that (i) except as otherwise provided herein, each such assignment shall be subject to the prior written consent of the Administrative Lender and the Borrower (which consent shall not be unreasonably withheld),
(ii) each such assignment shall be of a constant, and not a varying, percentage of the Lender's rights and obligations under this Agreement, (iii) the amount of the Commitment and Revolving Credit Advances being assigned pursuant to each such assignment (determined as of the date of the assignment with respect to such assignment), shall in no event be less than $5,000,000,
(iv) the applicable Lender, Administrative Lender and applicable Assignee shall execute and deliver to the Administrative Lender an Assignment and Acceptance Agreement (an "Assignment Agreement") in substantially the form of Exhibit C hereto, together with the Revolving Credit Notes subject to such assignment, (v) the Assignee or the Lender executing the Assignment as the case may be, shall deliver to the Administrative Lender a processing fee of $3,500; and (vi) the Administrative Lender shall give the Borrower notice of any proposed assignment no later than 5 days prior to any assignment by any Lender. Upon such execution, delivery and acceptance from and after the effective date specified in each Assignment, which effective date shall be at least three Business Days after the execution thereof, (A) the Assignee thereunder shall be party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment, have the rights and obligations of a Lender hereunder and (B) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment, relinquish such rights and be released from such obligations under this Agreement. Notwithstanding anything in this clause (d) to the contrary, any Lender may assign its rights and obligations under this Agreement to an affiliate of such Lender without the prior written consent of the Administrative Lender and the Borrower, but otherwise subject to the restrictions set forth herein.

     (e) Notwithstanding anything in clause (d) above to the contrary, any Lender may assign and pledge all or any portion of its Revolving Credit Advances and Revolving Credit Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of F.R.S. Board and any Operating Circular issued by such Federal Reserve Bank; provided, however, that no such assignment under this clause (e) shall release the assignor Lender from its obligations hereunder.

     (f) Upon its receipt of an Assignment Agreement executed by a Lender and an Assignee and consented to by the Borrower, and any Revolving Credit Note subject to such assignment, the Borrower shall, within three Business Days after its receipt of such Assignment Agreement, at its own expense, execute and deliver to the Administrative Lender in exchange for the surrendered Revolving Credit Note a new Revolving Credit Note to the order of such Assignee in an amount equal to the portion of the Revolving Credit Advances and Commitment assigned to it pursuant to such Assignment Agreement and a new Revolving Credit Note to the order of the assigning Lender in an amount equal to the portion of the Revolving Credit Advances and Commitment retained by it hereunder. Such new Revolving Credit Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Revolving Credit Note, shall be dated the effective date of such Assignment Agreement and shall otherwise be in substantially the form of Exhibit A hereto.

     (g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.6, disclose to the assignee or Participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower.

     (h) Except as specifically set forth in this Section 10.6, nothing in this Agreement or any other Loan Papers, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement or any other Loan Papers.

     Section 10.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

     Section 10.8 Severability. Any provision of this Agreement which is for any reason prohibited or found or held invalid or unenforceable by any court or governmental agency shall be ineffective to the extent of such prohibition or invalidity or unenforceability without invalidating the remaining provisions hereof in such jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

     Section 10.9 Interest and Charges. It is not the intention of any parties to this Agreement to make an agreement in violation of the laws of any applicable jurisdiction relating to usury. Regardless of any provision in any Loan Papers, no Lender shall ever be entitled to receive, collect or apply, as interest on the Obligations, any amount in excess of the Maximum Amount. If any Lender or participant ever receives, collects or applies, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial repayment of principal and treated hereunder as such; and if principal is paid in full, any remaining excess shall be paid to the Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Amount, the Borrower and the Lenders shall, to the maximum extent permitted under Applicable Law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest,
(b) exclude voluntary prepayments and the effect thereof, and (c) amortize, prorate, allocate and spread in equal parts, the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate is uniform throughout the entire term of the Obligations; provided, however, that if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, the Lenders shall refund to the Borrower the amount of such excess or credit the amount of such excess against the total principal amount of the Obligations owing, and, in such event, the Lenders shall not be subject to any penalties provided by any laws for contracting for, charging or receiving interest in excess of the Maximum Amount. This Section shall control every other provision of all agreements pertaining to the transactions contemplated by or contained in the Loan Papers.

     Section 10.10 Confidentiality. Each Lender and the Administrative Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower pursuant to this Agreement which is identified by the Borrower as being confidential at the time the same is delivered to the Lenders or the Administrative Lender, provided that nothing herein shall limit the disclosure of any such information (a) to the extent required by statute, rule, regulation or judicial process, (b) to counsel for any Lender or the Administrative Lender, (c) to bank examiners, auditors or accountants of any Lender, (d) to the Administrative Lender or any other Lender, (e) in connection with any litigation to which any one or more of Lenders is a party, provided, further, that, unless specifically prohibited by Applicable Law or court order, each Lender shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information (i) by any governmental agency or representative thereof (other than any such request in connection with an examination of such Lender's financial condition by such governmental agency) or (ii) pursuant to legal process, or (f) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) agrees to keep such information confidential in a manner consistent with the provisions of this Section 10.10; and provided finally that in no event shall any Lender or the Administrative Lender by obligated or required to return any materials furnished by the Borrower.

     Section 10.11 Headings. Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

     Section 10.12 Amendment and Waiver. The provisions of this Agreement may not be amended, modified or waived except by the written agreement of the Borrower and the Determining Lenders; provided, however, that no such amendment, modification or waiver shall be made (a) without the consent of all Lenders, if it would (i) increase the Specified Percentage or commitment of any Lender, or (ii) extend the date of maturity of, extend the due date for any payment of principal or interest on, reduce the amount of any installment of principal or interest on, or reduce the rate of interest on, any Revolving Credit Advance, the Reimbursement Obligations or other amount owing under any Loan Papers, or (iii) release any security for or guaranty of the Obligations (except pursuant to this Agreement), or (iv) reduce the fees payable hereunder, or (v) revise this Section 10.12, or (vi) waive the date for payment of any of the Obligations, or (vii) amend the definition of Determining Lenders; (b) without the consent of the Administrative Lender, if it would alter the rights, duties or obligations of the Administrative Lender; or (c) without the consent of the Issuing Bank, if it would alter the rights, duties or obligations of the Issuing Bank. Neither this Agreement nor any term hereof may be amended orally, nor may any provision hereof be waived orally but only by an instrument in writing signed by the Administrative Lender and, in the case of an amendment, by the Borrower.

     Section 10.13 Exception to Covenants. Neither the Borrower nor any Subsidiary shall be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.

     Section 10.14 No Liability of Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any Lender nor any of their respective officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit, except for any payment made upon the Issuing Bank's gross negligence or willful misconduct; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) the Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) the Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

     SECTION 10.15 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN PAPERS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS; PROVIDED, HOWEVER, THAT PURSUANT TO ARTICLE 5069-15.10(b), TITLE 79, REVISED CIVIL STATUTES OF TEXAS, 1925, AS AMENDED, IT IS AGREED THAT THE PROVISIONS OF CHAPTER 15, TITLE 79, REVISED CIVIL STATUTES OF TEXAS, 1925, AS AMENDED, SHALL NOT APPLY TO THE REVOLVING ADVANCES, THIS AGREEMENT AND THE OTHER LOAN PAPERS. WITHOUT EXCLUDING ANY OTHER JURISDICTION, THE BORROWER AGREES THAT THE STATE AND FEDERAL COURTS OF TEXAS LOCATED IN DALLAS, TEXAS SHALL HAVE JURISDICTION OVER PROCEEDINGS IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN PAPERS.

     SECTION 10.16 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE LENDER AND THE LENDERS HEREBY KNOWINGLY VOLUNTARILY, IRREVOCABLY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN PAPERS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. THIS PROVISION IS A MATERIAL INDUCEMENT TO EACH LENDER ENTERING INTO THIS AGREEMENT AND MAKING ANY ADVANCES HEREUNDER.

     SECTION 10.17 ENTIRE AGREEMENT. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN PAPERS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

     IN WITNESS WHEREOF, this Credit Agreement is executed as of the date first set forth above.

BORROWER:                     LUBY'S CAFETERIAS, INC.



                                   By: John E. Curtis, Jr.
                                       _______________________
                                       Name: John E. Curtis, Jr.
                                       Title: President and Chief
                                              Operating Officer

ADMINISTRATIVE LENDER:             NATIONSBANK OF TEXAS, N.A.,
                                     as Administrative Lender



                                   By:  Douglas E. Hutt
                                        ______________________

                                        Douglas E. Hutt
                                        Senior Vice President

LENDERS:                           NATIONSBANK OF TEXAS, N.A.,
                                         as a Lender
Specified Percentage:
     35%
                                   By:  Douglas E. Hutt
                                        _____________________
                                        Douglas E. Hutt
                                        Senior Vice President

                                   901 Main Street, 67th Floor
                                   Dallas, Texas 75202
                                   Attn:  Douglas E. Hutt
                                          Senior Vice President

                                    SUNTRUST BANK, ATLANTA
Specified Percentage:
     20%
                                   By: Jennifer L. McClure
                                       _________________________

                                       Name: Jennifer L. McClure
                                       Title: Banking Officer

                                   By: John A. Fields, Jr.
                                       __________________________
                                       Name: John A. Fields, Jr.
                                       Title: Vice President

                                    25 Park Place, 24th Floor
                                    Atlanta, Georgia 30303
                                    Attn: Jennifer L. McClure

                                    TEXAS COMMERCE BANK NATIONAL
                                    ASSOCIATION
Specified Percentage:
     25%
                                   By:  Robert P. Carswell
                                        __________________________________
                                        Name: Robert P. Carswell
                                        Title: Senior Vice President

                                   1020 Northeast Loop 410, 1st Floor
                                   San Antonio, Texas 78209
                                   Attn: Robert P. Carswell

                                    THE BANK OF TOKYO, LTD., DALLAS
                                    AGENCY
Specified Percentage:
     20%
                                   By: John E. Beckwith
                                      _________________________________
                                      Name:  J. Beckwith
                                      Title:  Vice President

                                   2001 Ross Avenue, Suite 3150, LB 118
                                   Trammell Crow Center
                                   Dallas, Texas 75201
                                   Attn: J. Beckwith